

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 1999

                                                      Registration No. 333-87353
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          ----------------------------

                                 STUPIDPC, INC.
                 (Name of Small Business Issuer in its Charter)

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

            GEORGIA                                           3571                                    58-2321232
(State or Other Jurisdiction of                   (Primary Standard Industrial                     (I.R.S. Employer
 Incorporation or Organization)                   Classification Code Number)                   Identification Number)

                          ----------------------------
                         6690 JONES MILL COURT, SUITE A
                             NORCROSS, GEORGIA 30092
                                 (770) 448-4150
                           (770) 448-2356 (FACSIMILE)
          (Address and Telephone Number of Principal Executive Offices)

                          ----------------------------

                               STEPHEN B. BRANNON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 STUPIDPC, INC.
                         6690 JONES MILL COURT, SUITE A
                             NORCROSS, GEORGIA 30092
                                 (770) 448-4150
                           (770) 448-2356 (FACSIMILE)
            (Name, Address and Telephone Number of Agent for Service)

                          ----------------------------

                                   COPIES TO:
                            MICHAEL R. SIAVAGE, ESQ.
                              JON H. KLAPPER, ESQ.
                         RED HOT LAW GROUP OF ASHLEY LLC
                             THE BILTMORE, SUITE 400
                             817 W. PEACHTREE STREET
                           ATLANTA, GEORGIA 30308-1138
                                 (404) 575-1900
                           (404) 575-1901 (FACSIMILE)

                          ----------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

     If this form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                          ----------------------------

                         CALCULATION OF REGISTRATION FEE

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========================================================================================================================
         TITLE OF EACH CLASS                             PROPOSED MAXIMUM       PROPOSED MAXIMUM
         OF SECURITIES TO BE           AMOUNT TO BE       OFFERING PRICE       AGGREGATE OFFERING        AMOUNT OF
             REGISTERED                 REGISTERED         PER SHARE(1)             PRICE(1)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common stock, no par value per share   1,200,000(2)           $5.06                $6,072,000            $1,688.02
------------------------------------------------------------------------------------------------------------------------
Common stock, no par value per share     220,000(3)           $5.50                $1,210,000             $336.38
------------------------------------------------------------------------------------------------------------------------
Common stock, no par value per share     115,710              $1.69                $  195,550             $ 51.63
------------------------------------------------------------------------------------------------------------------------
     Total                                  --                  --                     --               $2,076.03(4)
========================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2) Represents shares that may be acquired by the Selling Securityholders named herein (the "Selling Securityholders") upon conversion of the Registrant's Convertible 8% Debentures (the "Debentures"), assuming a conversion price of $1.00 per share. The number of shares of Common Stock issuable upon conversion of the Debentures is equal to the lower of (a) 80% of the market price at the conversion date (as defined) or
         (b) $6.25 per share. The conversion price would have been $1.07 if the date of conversion was December 20, 1999.

(3) Represents shares issuable upon exercise of warrants (the "Warrants") issued to the Selling Securityholders in connection with the issuance and sale of the Debentures. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Warrants.

(4)      $2,024.40 was previously paid.


         ------------------------------


                  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITHOUT THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 28, 1999



                                 STUPIDPC, INC.


                                1,535,710 SHARES


                                  COMMON STOCK


         The selling securityholders named in this prospectus are offering and selling up to 1,535,710 shares of the common stock of StupidPC, Inc.

         Our common stock is quoted on the over-the-counter bulletin board under the symbol STPX.


         YOU SHOULD READ THE DESCRIPTION OF CERTAIN RISKS UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 BEFORE PURCHASING OUR COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ______________________, 1999.




                                TABLE OF CONTENTS
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                                                                                                              PAGE
                                                                                                              ----
Summary.................................................................................................        3
Risk Factors............................................................................................        4
Special Note Regarding Forward-Looking Statements.......................................................       14
Market for Common Equity and Related Stockholder Matters................................................       15
Capitalization..........................................................................................       16
Selected Financial Data.................................................................................       17
Management's Discussion and Analysis of Financial Condition
     and Results of Operations..........................................................................       18
Business................................................................................................       23
Management..............................................................................................       29
Principal and Selling Shareholders......................................................................       31
Certain Transactions....................................................................................       33
Description of Capital Stock............................................................................       34
Shares Eligible for Future Sale.........................................................................       37
Plan of Distribution....................................................................................       39
Legal Matters...........................................................................................       40
Experts.................................................................................................       40
Where You Can Find More Information.....................................................................       40
Index to Consolidated Financial Statements..............................................................       F-1

                          ----------------------------

                                     SUMMARY

                                 STUPIDPC, INC.




         StupidPC designs, assembles and sells affordably-priced customized personal computer systems. We also provide a broad range of related services, including installation, consulting, training, networking and customer support. Our primary target market consists of cost-conscious, first time and/or "computer-phobic" personal computer purchasers who may be intimidated by the high-cost and multitude of computer products and services currently available. We market our products and services from two retail locations in the Atlanta area. In addition, consumers may order and pay for our products and services through our web site at www.stupidpc.com.

         Our principal executive offices are located at 6690 Jones Mill Court, Suite A, Norcross, Georgia 30092, and our telephone number is (770) 448-4150. This prospectus does not incorporate by reference any information on our website.



                                  THE OFFERING

Common stock to be offered by the
  selling securityholders ................................ 1,535,710 shares, 1,200,000 of which will be issued upon
                                                           conversion of our 8% convertible
                                                           debentures, 220,000 of which will
                                                           be issued upon exercise of
                                                           warrants and 115,710 of which are
                                                           currently outstanding.

Proceeds to be received by the Company ................... None, except for proceeds on the exercise of the warrants, if any.

                                  RISK FACTORS


         You should carefully consider the risk factors described below before purchasing our common stock. If any of the following risks actually occurs, our business, financial condition and operating results could be adversely affected. If that happens, the trading price of our common stock could decline, and you could lose part or all of your investment.


RISKS RELATED TO STUPIDPC.COM

WE ARE IN AN EARLY STAGE OF DEVELOPMENT WITH AN UNPROVEN BUSINESS MODEL AND THIS LIMITED OPERATING HISTORY CREATES FINANCIAL RISKS AND MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.

         We were incorporated in May 1997 and our business model continues to evolve. As a result, your evaluation of us and our prospects is based on a limited operating history and an unproven business model. You must consider the risks, expenses and difficulties frequently encountered by companies like us that are in their early stage of development. Some of the risks, which we may face as an early stage company include our ability to:

         - execute our unproven business model and strategy and revise them as necessary;
         -        rapidly expand market share and geographic coverage;
         - maintain and enhance our product delivery and installation systems;
         -        attract and retain additional qualified personnel;
         - establish brand recognition and a reputation for value with consumers;
         -        provide effective customer support and service;
         - further develop business relationships with low cost computer component manufacturers and suppliers;
         - enhance and expand our Internet-based e-commerce distribution solution; and
         - respond to our competition, which may seek to adopt some of our strategies.

         We cannot be certain that we will successfully address these risks. If we cannot do so, our business operations and financial results will be seriously harmed.

WE MAY NOT BE ABLE TO ATTRACT CONSUMERS TO PURCHASE OUR PRODUCTS, WHICH IS OUR EXCLUSIVE SOURCE OF REVENUES.

         Our business is in the highly competitive market of personal computer assembly and sales. We must widely market our products and accomplish acceptance of the value-added services which we offer in a market that has become exceedingly cost driven. We cannot predict whether we will achieve the wide-scale acceptance of our products that will be required for us to achieve our plans and the revenues and margins required for the success of these plans. Because of these and other factors, we cannot forecast revenues or the rate at which we will attract new customers with any degree of accuracy. The failure to achieve or sustain desired pricing levels or achieve or sustain broad market acceptance will result in serious harm to our business operations and financial results.

WE MAY NOT BE PROFITABLE IN THE FUTURE.


         We may never be profitable. Since we began our operations in September 1997, we have incurred significant start-up and other expenses and have incurred substantial losses as a result. We incurred a net loss of approximately $436,000 in 1998 and $1.0 million for the first nine months of 1999. At September 30, 1999, we had an accumulated deficit of over $1.6 million. Because of our losses, our independent certified public accountants have added an explanatory paragraph to their report on our financial statements for the year ended December 31, 1998 which makes reference to the uncertainties regarding our ability to continue as a going concern.


         We expect to continue to incur substantial losses for the foreseeable future because we intend to continue to invest heavily in inventory, marketing, advertising and promotion, rapidly increase the number of our employees and acquire additional technology. We will not become profitable unless the number of consumers who purchase our products at acceptable gross margins significantly increases.

OUR FINANCIAL RESULTS MAY FLUCTUATE SIGNIFICANTLY AND MAY NOT MEET EXPECTATIONS WHICH MAY CAUSE THE PRICE OF OUR STOCK TO FALL.

         Our future operating results will depend on many factors, some of which are beyond our control. If our financial results are below the expectations of securities analysts or our investors in some future quarter, it is likely our stock price will decline, perhaps significantly. Factors that affect our operating results may include:

         -        rate and price at which customers purchase our products;
         - amount and timing of capital expenditures and other costs relating to the expansion of our services and infrastructure;
         - the introduction of new products and services by us or our competitors;
         -        price competition by competitors;
         -        unavailability of product components;
         - loss of key employees and the time required to train replacements;
         - the overall and long-term acceptance of the Internet by individuals and organizations for e-commerce; and
         - general economic conditions that might cause a decrease in personal computer sales;

         In addition, we plan to increase significantly our operating expenses to quickly expand our inventory, personnel and infrastructure, open new retail outlets and improve our operational and financial systems. If our revenues do not increase along with these expenses, our financial condition could be seriously harmed.


         Our future operating results are likely to be adversely affected by these and other factors. Accordingly, we believe that quarter-to-quarter comparisons of operating results for prior periods are not meaningful. You should not rely on the results of any one quarter as an indication of our future performance.

THE SKILLED EMPLOYEES THAT WE NEED MAY BE DIFFICULT AND EXPENSIVE TO HIRE AND RETAIN IN TODAY'S TIGHT LABOR MARKET

         Our future success depends on our ability to attract, retain and motivate highly skilled technical, managerial, sales and marketing and customer service personnel. The failure to attract, train and retain the necessary personnel could seriously harm our business, financial condition and results of operations. In particular, our growth strategy and future success is heavily dependent on rapidly increasing the size of our sales force, including skilled sales management. Competition for such sales and other personnel is extremely intense, not only in the Atlanta area, where our headquarters are located, but also nation-wide. The computer industry is also characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. As a result, we may be unsuccessful in attracting, training or retaining qualified personnel.

WE MUST INCREASE BRAND AWARENESS OF STUPIDPC TO REMAIN COMPETITIVE.

         Establishing and maintaining the goodwill associated with our brand name is a critical aspect of attracting and expanding our customer base. We have not yet developed a strong brand name and if we fail to do so it could seriously harm our business. The importance of brand recognition will increase with competition. Promotion and enhancement of our brand will depend largely on our success in continuing to provide high quality and affordably priced products and services, which we cannot guarantee. If users do not perceive our products and services to be comprehensive and of high quality, or if we introduce new features, or enter into new business ventures that are not favorably received by users, we will risk diluting the value of our brand name. If we are unable to provide high quality products and services, or otherwise fail to promote and maintain our brand name, or if we incur excessive expenses in an attempt to improve our products and services, or promote and maintain our brand name, our future results of operations and financial condition could be seriously harmed.

OUR OPERATING RESULTS DEPEND ON OUR RELATIONSHIP WITH A LIMITED NUMBER OF SUPPLIERS.

         We currently purchase all of our equipment and components from relatively few suppliers, most of which are located abroad, particularly in Taiwan. Although multiple manufacturers currently produce or are developing equipment that will meet our current and anticipated requirements we cannot guarantee that our suppliers will be able to manufacture and deliver the amount of equipment ordered or that such supply will be sufficient to meet demand. In addition, the pricing of the equipment purchased by us may substantially increase over time, increasing the costs paid in the future by us or decrease over time, providing later market entrants with a cost advantage over us. The availability and pricing of the equipment purchased by us may be adversely affected if our suppliers enter into competition with us, or if our competitors enter into exclusive or restrictive arrangements with suppliers. Any interruptions in the supply of this equipment resulting from natural, political or commercial causes could seriously harm our business, financial condition and results of operations.

BECAUSE WE PURCHASE COMPUTER COMPONENTS FROM THIRD PARTY VENDORS, WE ARE SUBJECT TO INVENTORY RISK.

         We purchase computer components from third-party vendors. As a result of the purchases, we assume the risk of inventory damage, theft and obsolescence.


IF A CATASTROPHIC EVENT OCCURS AT OUR CURRENT WAREHOUSE AND FULFILLMENT FACILITY, WHICH IS OUR SOLE LOCATION FOR OUR PRODUCT INVENTORY, OUR BUSINESS WOULD BE SERIOUSLY HARMED.

         All of our product inventory is stored at our sole warehouse and fulfillment facility. If all or a substantial portion of this inventory is damaged from fire, flood, tornado or other similar catastrophic event, our business, financial condition and results of operation will be seriously harmed.

BECAUSE WE RELY HEAVILY ON TECHNOLOGY DEVELOPED AND MAINTAINED BY THIRD PARTIES, OUR INABILITY TO PREVENT INTERRUPTIONS AND IMPLEMENT NEW TECHNOLOGY COULD CREATE A COMPETITIVE DISADVANTAGE.

         The industry in which we compete is subject to rapid and significant changes in technology. The effect of technological changes on our business, such as continuing developments in computer chip architecture cannot be predicted. We rely in part on third parties, including certain of our competitors and potential competitors, for the development of and access to technology. We cannot predict the effect technological changes will have on our business. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands and evolving industry standards. We cannot guarantee that we will obtain access to new technology on a timely basis or on satisfactory terms or that we will be able to adapt to such technological changes, offer such services on a timely basis, or establish or maintain a competitive position. Any technological change, obsolescence or failure to obtain access to important technologies could seriously harm our business.

         In addition, our success, in particular our ability to successfully receive and fulfill online orders and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer software and hardware systems, most of which are owned and maintained by third parties. These third parties' systems may experience interruptions in service or be vulnerable to damage from power loss, fire, flood or similar catastrophic events. Because we do not control the software or hardware systems owned by these third parties, we may have difficulties in implementing new and enhanced technology on a timely basis in the future to remain competitive. Our failure to do so could seriously harm our business, financial condition and operating results.

WE MAY ACQUIRE TECHNOLOGY OR COMPUTER COMPONENTS THAT BECOME OUTDATED FASTER THAN WE ANTICIPATE OR THAT DOES NOT WORK AS WE EXPECT WHICH MAY SERIOUSLY HARM OUR BUSINESS.

         We acquire technology components by purchasing or licensing it. We may be unable to use the technology or components effectively if it becomes outdated or because it does not perform as well as we thought it would. Dealing with unexpected technology or component problems may distract our management or impair our ability to provide our products or the e-commerce solution we have promised our clients. Any of these problems could seriously harm our business.

YEAR 2000 PROBLEMS COULD DISRUPT OUR OPERATIONS AND CAUSE US TO LOSE REVENUE.

         Our failure or the failure by third parties that provide our computer hardware and software to correct any programs or hardware with a year 2000 problem could result in system failures or miscalculations causing disruptions of our operations and seriously harm our business, financial condition and results of operations. We may do business with and communicate electronically with suppliers that also face year 2000 problems. We cannot guarantee that they will remediate any year 2000 problems they have in a timely manner. If they fail to remediate their year 2000 problems, they may experience material disruptions in their business, which could seriously harm our ability to provide products and services to our customers and would seriously harm our business, financial condition and results of operations.


OUR SUCCESS DEPENDS ON OUR ABILITY TO RETAIN STEPHEN B. BRANNON AND OTHER KEY PERSONNEL.


         Our future success depends, in significant part, upon the continued services of our senior management and other key personnel. The loss of the services of Stephen B. Brannon, our President and Chief Executive Officer, or one or more of our other key employees could seriously harm our business. Neither Mr. Brannon, nor any of our other employees have employment agreements with us. In addition, we do not have "key person" life insurance policies on Mr. Brannon or any other employee.


WE FACE SIGNIFICANT COMPETITION FROM COMPANIES THAT MAY HAVE GREATER RESOURCES THAN WE DO.

         The e-commerce market is new, rapidly evolving and intensely competitive. The personal computer manufacturing and sales industry is more mature but is also very competitive as well as highly fragmented. We expect competition to persist and intensify in the future from existing competitors and companies that enter our existing or future markets. Barriers to entry into the e-commerce market are relatively low. Moreover, all of the products that we sell are available through traditional distribution methods. In addition, recently, with the growth in the use of the Internet, certain of our competitors have begun to offer low-price computer systems bundled with long-term commitments with Internet service providers. Accordingly, we must compete with both companies in the e-commerce market and in the traditional retail distribution of personal computers.

         Most of our competitors and potential competitors have longer operating histories, more customers, greater brand recognition and substantially greater financial and other resources than we do. Our competitors may be able to acquire merchandise from vendors on more favorable terms. In addition, our competitors may be able to respond more quickly to changes in customer preferences, spend more on marketing and promotional campaigns, adopt more aggressive pricing and inventory policies and devote more resources to developing their e-commerce solutions for the sale of personal computers.

TO EXECUTE OUR STRATEGY WE WILL REQUIRE ADDITIONAL CAPITAL THAT MAY NOT BE AVAILABLE ON FAVORABLE TERMS OR AT ALL.

         The expansion and development of our business will require significant capital to fund capital expenditures, working capital and operating losses. While we currently anticipate that our available cash resources will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months, we will need to raise additional funds through public or private financings. We may be unable to obtain sufficient additional financing on favorable terms, if at all. If we raise additional funds by selling our equity securities, the relative ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than those of our existing investors. If we raise additional funds through debt financing, we could incur significant borrowing costs. If sufficient financing is not available or is not available on favorable terms, our business, financial condition and results of operations would be seriously harmed.

WE MAY BE UNABLE TO PROTECT AND DEFEND OUR INTELLECTUAL PROPERTY RIGHTS, AND THESE RIGHTS MAY BE CHALLENGED BY OTHERS, WHICH COULD SUBJECT US TO SIGNIFICANT LIABILITY FOR DAMAGES AND INVALIDATION OF OUR INTELLECTUAL PROPERTY RIGHTS.

         Legal standards relating to the protection of intellectual property rights in Internet-related industries are uncertain and still evolving. As a result, the future viability or value of our intellectual property rights, as well as those of other companies in the Internet industry, is unknown. We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any such infringement or misappropriation could seriously harm our future financial results. In addition, we cannot be certain that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. We might be forced to pay substantial costs to prosecute or defend any litigation of this nature, which could divert the attention of our management from other important matters.


         IF CERTAIN LITIGATION IN WHICH STUPIDPC IS INVOLVED IS RESOLVED UNFAVORABLY, OUR BUSINESS AND OPERATING RESULTS COULD BE SERIOUSLY HARMED.


         We have received a claim by a former officer and director alleging entitlement to the exercise of 750,000 options of our common stock and $6.5 million. We believe we have adequate defenses to this claim, but if it is resolved adversely to us, it could seriously harm our business, operating results and financial condition.

RISKS RELATED TO E-COMMERCE COMPANIES

THE POSSIBLE SLOW ADOPTION OF INTERNET SOLUTIONS BY CONSUMERS COULD HARM OUR BUSINESS.

         We will not be successful unless consumers continue to adopt the Internet as a means of buying and selling products and services. Because Internet usage is continuing to evolve, it is difficult to estimate with any assurance the size of this market and its growth rate, if any. To date, many consumers have been deterred from utilizing the Internet for a number of reasons, including:

         -        security concerns;
         -        limited access to the Internet;
         -        lack of availability of cost-effective, high-speed service;
                  and
         -        inconsistent quality of service.

THE INTERNET MAY NOT BE ABLE TO ACCOMMODATE GROWTH IN E-COMMERCE FOR COMPANIES SUCH AS STUPIDPC.

         We expect that in the future we will depend more significantly upon the Internet to conduct our business and any problems in the functioning of the Internet could adversely affect our business. To the extent that the Internet continues to experience significant growth in the number of users, their frequency of use or their speed and quality-of-service requirements, it is possible that the infrastructure for the Internet will not be able to support the demands placed upon it. If the infrastructure for the Internet does not effectively support growth that may occur, our future financial results will be seriously harmed. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity. Changes in or insufficient availability of telecommunications services to support the Internet also could result in slower response times and adversely affect usage of the Internet generally and our services in particular. Even if the required Internet infrastructure, standards and protocols are developed, we may be required to incur substantial expenditures in order to adapt our services to changing or emerging technologies, which could seriously harm our future results of operations and financial condition.

POTENTIAL IMPOSITION OF GOVERNMENT REGULATION ON INTERNET-BASED E-COMMERCE AND LEGAL UNCERTAINTIES COULD LIMIT OUR GROWTH BY INCREASING THE COSTS OF DOING BUSINESS ON THE INTERNET AND NEGATIVELY AFFECT THE SALES OF OUR PRODUCTS.

         Few laws or regulations currently are directly applicable to access to or commerce on the Internet and we are not subject to direct government regulation, other than regulations applicable to businesses generally. The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our products and services, increase the cost of our doing business or otherwise seriously harm our future results of operations and financial condition. A number of legislative and regulatory proposals relating to Internet commerce are under consideration by federal, state, local and foreign governments and, as a result, a number of laws or regulations may be adopted with respect to Internet user privacy, taxation, pricing, quality of products and services and intellectual property ownership. There is also uncertainty as to how existing laws will be applied to the Internet in areas such as state and local sales tax, property ownership, copyright, trademark, trade secret, obscenity and defamation.

POSSIBLE E-COMMERCE SECURITY BREACHES COULD HARM OUR BUSINESS.

         We rely on encryption and authentication technology to effect secure transmission of confidential information, such as payment instruction sets. It is possible that the security measures we use to protect our clients' confidential information will not prevent security breaches due to advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments. If any such compromise of our security were to occur, it could seriously harm our reputation and future results of operations and financial condition, and expose us to litigation and possible liability.

RISKS RELATED TO THE OFFERING

OUR STOCK HAS A LIMITED PUBLIC MARKET, ITS PRICE MAY BE VOLATILE AND YOU MAY EXPERIENCE INVESTMENT LOSSES.

         While our common stock trades on the over-the-counter bulletin board, any trades that take place are sporadic. Our market capitalization is relatively small, and we cannot predict how liquid the market for our shares will be. For that reason and because our business is to a significant degree technology-related, the trading price of our common stock could be subject to significant fluctuations. Volatility in our stock price could also result from the following factors, among others:

         -        quarterly variations in operating results;
         - announcements of technological innovations or new services or products by us or our competitors;
         -        changes in financial estimates by securities analysts;
         -        the operating and stock price performance of other companies;
                  and
         -        general economic conditions.

         In particular, the stock market has experienced volatility that has particularly affected the market prices of equity securities of companies within certain industry groups, such as technology companies. These fluctuations may materially affect the trading price of our common stock. We cannot guarantee that you will be able to sell your shares at or above the initial public offering price. In the past, following periods of volatility in the market price for a company's securities, shareholders have often instituted securities class action litigation. Litigation of that type could result in substantial costs and the diversion of management's attention and resources, which could seriously harm our business, financial condition and operating results.

OUR EXISTING SHAREHOLDERS WILL BE ABLE TO CONTROL SHAREHOLDER ACTIONS AFTER THIS OFFERING.


         When this offering is completed, our present directors, executive officers and current holders of more than 5% of the common stock will beneficially own enough shares to control the outcome of any shareholder vote if they vote as a group. Specifically, these persons will own over 80% of the outstanding common stock. They could use this power to delay or prevent a change in control, even if a majority of the other shareholders desired such a change.


SUBSTANTIAL SALES OF OUR COMMON STOCK COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE CAUSING INVESTOR LOSSES.


         Current shareholders hold a substantial number of shares that currently are freely tradeable or that they may be able to sell in the public market in the near future. If our shareholders sell large amounts of our common stock in the public market, the market price of our common stock could fall. Those sales also could make it harder for us to sell equity securities in the future at a time or price that we believe is fair.


THE CONVERSION OF OUR 8% CONVERTIBLE DEBENTURES WILL HAVE A DILUTIVE IMPACT ON OUR SHAREHOLDERS.

         In July 1999 we sold $1.2 million of our 8% convertible debentures to certain of the selling securityholders. The issuance of shares of our common stock upon the conversion of these debentures will have a dilutive impact on our shareholders. As a result, our net income per share could be materially decreased in future periods, and the market price of our common stock could drop.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements in this prospectus, including some statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," are forward-looking statements about what may happen in the future. They include statements regarding our current beliefs, goals and expectations about matters such as our expected financial position and operating results, our business strategy and our financing plans, These statements can sometimes be identified by our use of forward-looking words such as "anticipate," "estimate," "expect," "intend," "may," "will" and similar expressions. We cannot guarantee that our forward-looking statements will turn out to be correct or that our beliefs and goals will not change. Our actual results could be very different from and worse than our expectations for various reasons. including those discussed in "Risk Factors."

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.


         Our common stock is traded over-the-counter on the over-the-counter bulletin board under the symbol "STPX.". The reported high- and low-bid prices for our common stock are shown below for the period from December 14, 1998 (the date of our merger with World Net Holdings):




                                                                                     Common Stock
                                                                                     ------------

                                                                              High                Low
                                                                              ----                ---
1999
----
First Quarter.................................................                $4.13             $2.00
Second Quarter................................................                 9.75              1.95
Third Quarter.................................................                 7.56              2.06
Fourth Quarter (through December 24, 1999)....................                 3.88              1.25

1998
----

Fourth Quarter (from December 14, 1998).......................                $4.63             $3.75





         The last reported sale price of our common stock as of December 20, 1999 was $1.88 per share, as reported by Nasdaq. The prices represented above are bid and ask prices which represent prices between broker-dealers, do not include retail mark-ups, mark-downs or any commissions to broker-dealers and do not reflect prices in actual transactions. As of December 20, 1999, there were approximately 50 record owners of our common stock.


         We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION


         The following table describes our capitalization as of September 30, 1999. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Shares Eligible for Future Sale," our financial statements and the related notes to them and the other financial information appearing in other places in this prospectus. The information provided below describes our capital structure after our shareholders approved amendments to our articles of incorporation modifying our capital structure at a special meeting held on September 23, 1999. The information provided below does not include shares to be issued upon conversion of the debentures as well as 2,770,323 shares to be issued pursuant to outstanding options and warrants.




                                                                       SEPTEMBER 30, 1999
                                                                       ------------------
                                                                           (unaudited)
Short-term debt:
Notes payable ........................................................   $   100,873
Current maturities of long-term debt .................................         7,675
                                                                         -----------
    Total short-term debt ............................................       108,548
                                                                         -----------
Long-term debt, net of current maturities ............................       925,180
                                                                         -----------
Shareholders' deficit:
Capital stock, no par value per share, 95,000,000 shares
 authorized: 6,210,250 shares issued and outstanding..................     1,431,859
Accumulated deficit...................................................    (1,601,715)
                                                                         -----------
    Total shareholders' deficit.......................................      (169,856)
                                                                         -----------
      Total capitalization ...........................................   $   863,872
                                                                         ===========

                            SELECTED FINANCIAL DATA

         You should read the following data along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes to them included at the end of this prospectus. Our selected financial data for the seventeen weeks ended December 31, 1997 and the year ended December 31, 1998 are derived from our consolidated financial statements, which have been audited by Grant Thornton LLP, independent auditors.




                                                                                          NINE MONTHS ENDED
                                               SEVENTEEN WEEKS     YEAR ENDED               SEPTEMBER 30,
                                              ENDED DECEMBER 31,   DECEMBER 31,      ----------------------------
                                                     1997              1998              1999              1998
                                              ------------------   -----------       -----------       -----------
                                                                                              (unaudited)
     STATEMENTS OF OPERATIONS DATA:
     Product sales ........................      $ 1,441,401       $ 4,034,002       $ 2,727,455       $ 2,870,987
     Costs of product sales ...............        1,359,858         3,623,688         2,253,134         2,570,613
     Selling, general and administrative
        expenses ..........................          253,939           841,169         1,093,828           613,536
                                                 -----------       -----------       -----------       -----------
     Operating loss .......................         (172,396)         (430,855)         (619,507)         (313,165)
     Net loss .............................      $  (172,259)      $  (436,387)      $  (993,069)      $  (313,397)
                                                 ===========       ===========       ===========       ===========
     Net loss per common share (basic and
     diluted) .............................      $     (0.05)      $     (0.12)      $     (0.16)       $    (0.09)




                                      AS OF SEPTEMBER 30,
                                             1999
                                      -------------------
     BALANCE SHEET DATA:
     Cash and cash equivalents ......    $  338,220
     Working capital ................       174,976
     Total assets ...................     1,389,872
     Total debt, including current
        maturities ..................     1,033,728
     Total shareholders' deficit ....      (169,856)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in these forward-looking statements as a result of various factors, including those set forth in "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with the financial statements and accompanying notes included elsewhere in this prospectus.

OVERVIEW

         StupidPC designs, assembles and sells affordably-priced customized personal computer systems. We provide the intimidated consumer a means for entering the high-tech world of computers without apprehension of investing in machinery and peripherals in which they have little or no experience. We market our products and services from two retail locations in the Atlanta area as well as on our web site at www.stupidpc.com.

RESULTS OF OPERATIONS

         Since our inception in June 1997, we have engaged principally in the development of the technology and activities related to the commencement of our business operations. Accordingly, our historical results of operations are not indicative of, and should not be relied upon as an indicator of, our future performance.


NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

         Revenues. Revenues for the nine months ended September 30, 1999 were approximately $2.7 million, a 5% decrease from revenues of approximately $2.9 million for the nine months ended September 30, 1998. Revenues decreased during this period as a result of a decrease in average sales price per unit.

         Cost of Product Sales. Cost of products were approximately $2.3 million for the first nine months of 1999, a decrease of 12% from cost of product sales of approximately $2.6 million for the first nine months of 1998. We were able to lower our product costs during the first nine months of 1999 as a result of decreasing computer chip prices and other hardware costs.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses were approximately $1.1 million for the first nine months of 1999, an increase of 78% from selling, general and administrative costs of approximately $614,000 for the first nine months of 1998. These expenses increased primarily as a result of increased costs for additional personnel, accounting and legal services.

         Other Income (Expense). During the nine months ended September 30, 1999, we incurred $375,000 of interest and financing costs related to the July 1999 issuance of our 8% convertible debentures. We did not incur a similar expense during the nine months ended September 30, 1998.


         Income Taxes. Income taxes will consist of federal, state and local taxes, when applicable. We expect significant net losses for the foreseeable future which should generate net operating loss carryforwards ("NOL"). However, utilization of NOL's is subject to substantial annual limitations. In addition, income taxes may be payable during this time due to operating income in certain tax jurisdictions. We recognized no provision for taxes for the nine months ended September 30, 1999 and 1998 as we generated net losses.

         Net Loss. For the reasons stated above, we incurred a net loss of approximately $993,000, or $0.16 per share, for the nine months ended September 30, 1999 compared with a net loss of approximately $313,000, or $0.09 per share, for the nine months ended September 30, 1998.


RESULTS FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE SEVENTEEN WEEKS ENDED DECEMBER 31, 1997

         Revenues. We commercially introduced our services in August 1997. Revenues were first recognized in October 1997. Revenues for 1998 were approximately $4.0 million. Revenues for the 17 weeks ended December 31, 1997 were approximately $1.4 million. Revenues for 1998 were significantly higher due to our operations during the entire year as compared to only 17 weeks of 1997.

         Cost of Product Sales. Cost of products were approximately $3.6 million in 1998 and $1.4 million for the 17 weeks ended December 31, 1997. These costs consisted primarily of the purchase of components for personal computer systems acquired for resale to our customers. The increase during 1998 was due to sales activity for all of 1998 compared to only 17 weeks of 1997.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses were approximately $840,000 in 1998 and $254,000 for the 17 weeks ended December 31, 1997. These expenses consist primarily of salaries and related expenses for the development of our business, technology and software, the establishment of our management team, the development of corporate identification, promotional and advertising materials and the commencement of our operations. These expenses are expected to continue to significantly increase as we expand our business.

         Income Taxes. Income taxes will consist of federal, state and local taxes, when applicable. We expect significant net losses for the foreseeable future which should generate net operating loss carryforwards. However, utilization of NOLs is subject to substantial annual limitations. In addition, income taxes may be payable during this time due to operating income in certain tax jurisdictions. We recognized no provision for taxes for 1998 and 1997 as we generated net losses.

         Net Loss. For the reasons stated above, we incurred a net loss of approximately $436,000 for the year ended December 31, 1998, or $0.12 per share, compared with a net loss of approximately $172,000, or $0.05 per share, for the 17 weeks ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES


         Since inception, we have financed our operations primarily through operations and from the sale of our securities. As of September 30, 1999, we had an accumulated deficit of approximately $1.6 million and cash and cash equivalents of approximately $338,000.

         Net cash used in our operating activities was $1.0 million and $151,925 for the first nine months of 1999 and the year ended December 31, 1998, respectively. The net cash used in operations during these periods was primarily due to net losses and increases in current assets, offset by increases in accounts payable and accrued liabilities.


      We believe that the net proceeds from the sale of our 8% debentures and cash from operations will be sufficient to fund our aggregate capital expenditures and working capital requirements, including operating losses, for at least the next 12 months. While we believe that these funds will be sufficient to finance our current needs, we may need to secure additional financing to open new retail locations or to meet higher-than-expected product sales. We may obtain additional funding through the sale of public or private debt and/or equity securities or through securing a bank credit facility. We cannot guarantee that we will be able to obtain additional financing, or that it will be on satisfactory terms. For a description of our 8% debentures, see "Description of Capital Stock."

      We expect to experience substantial negative cash flow for at least the next several months due to continued development of our products and our Internet distribution channel, including the costs of advertising and marketing associated with these. Our future cash requirements, as well as our revenues, will depend on a number of factors including:

- the number of retail locations opened, the timing of the opening and products offered;

- the rate at which customers purchase our products and the pricing of such products;

- the level of marketing required to attract and retain customers and to attain a competitive position in the marketplace;

-  the success or failure of any joint marketing programs; and

- the rate at which we invest in engineering and development and intellectual property with respect to existing and future technology.

YEAR 2000 COMPLIANCE

         Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if, for example, "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 problem."


OUR STATE OF READINESS

         The Year 2000 problem could affect computers, software and other equipment that we use. Accordingly, we have reviewed our internal computer programs and systems to determine if they will be Year 2000 compliant. We believe that our computer systems will be Year 2000 compliant in a timely manner.



         Internal Infrastructure. We believe that we have identified substantially all of the major computers, software applications and related equipment used in connection with our internal operations that must be modified, upgraded or replaced to minimize the possibility of a material disruption to our business. We have modified, upgraded and replaced systems that we have identified as potentially being adversely affected and completed this process. The costs related to these efforts have been less than $25,000.



         Systems Other Than Information Technology Systems. In addition to computers and related systems, the operation of our office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators and other common devices may be affected by the Year 2000 problem. We have assessed the potential effect of the Year 2000 problem and have completed a compliance program with regard to remediating known non-compliance. We estimate that our total cost of completing any required modifications will be less than $5,000.


         Suppliers. We acquire our technology components by purchasing the hardware and software components and licensing certain software components from third parties. It is possible that certain hardware components, the operating software or other software loaded on a computer by us would not be Year 2000 compliant. If this were to occur, it could result in significant disruption of our business in that our products could be defective in the users' hands and/or alternate supplies of hardware and software products which were Year 2000 compliant would have to be obtained by us with resulting disruption. In addition, our supply chain is comparatively elongated in that many of the components placed into our computers originate in Asia. Disruptions in transportation and delivery, therefore, as a result of Year 2000 non-compliance by third party suppliers and vendors could have a serious disruption of our ability to sell our products.





         We have gathered information from our suppliers on their state of Year 2000 readiness. The computer operating systems themselves and much of the software loaded on the computers are produced by Microsoft, Inc. which has confirmed categorically that its products have been rendered compliant. In addition, our hardware suppliers have advised that any of the internal hardware components, such as the computer time clock, have been tested and comply.



         We have not confirmed, however, the effect Year 2000 problems may cause on the transportation supply chain. While the major carriers in this chain have confirmed that there will not be Year 2000 difficulty, there are most probably links in this chain which have not been checked by us and, in fact, cannot be identified.



COSTS TO ADDRESS OUR YEAR 2000 ISSUES

         Current expenditures on Year 2000 issues have been directed as internal operations and total less than $30,000. If we were to experience customer warranty issues arising from the sale of non-compliant components, the components would be replaced and there would be a significant impact and cost estimated at up to $500,000.



         If a supplier-related non-compliance created a break in our supply chain, an alternate supplier would be selected, but the disruption could have a negative impact estimated at up to $100,000.

THE RISKS OF OUR YEAR 2000 ISSUES



         We believe that we have resolved all internal Year 2000 problems that could materially adversely affect our business, financial condition or operating results. In addition, all of our current products have been tested for Year 2000 compliance and have passed the tests performed. We believe that it is not possible, however, to determine with complete certainty that we have identified or corrected all Year 2000 problems affecting us. The number of devices that could be affected and the interactions among these devices are simply too numerous. In addition, we cannot accurately predict how many failures related to the Year 2000 problem will occur or the severity, duration or financial consequences of such failures.

         We believe the most likely consequences of a failure by us to make our products Year 2000 compliant would be a decrease in sales of our products, an increase in allocation of resources to address Year 2000 problems without additional revenue commensurate with such dedication of resources, or an increase in litigation costs relating to losses suffered due to such Year 2000 problems. We believe the most likely consequences of a failure of our internal systems or the systems of third-party suppliers or service providers would be our inability to process orders, issue invoices, and develop products. Should any of these problems occur, we could be required to devote significant resources to correct them.


OUR CONTINGENCY PLANS

         We have completed our contingency planning. These contingency plans could include:
           - accelerated replacement of affected equipment or software;
           - short to medium-term use of backup equipment and software;
           - increased work hours for our personnel or use of contract personnel to correct on an accelerated schedule any Year 2000 problems which arise or to provide manual workarounds for information systems;
           - plans to quickly change from any supplier whose goods we found to be non-compliant, or whose supply of goods has been disrupted by Year 2000 problems, to a supplier whose compliance alleviates these problems;
           - plans to replace non-compliant hardware and software in StupidPC products in customer hands which are under warranty; and
           - other similar approaches.


         If we are required to implement any of these contingency plans, such plans could have a material adverse effect on our business, financial condition or operating results.

         The estimates and conclusions included in this discussion contain forward-looking statements and are based on our management's best estimates of future events. Our expectations about risks, future costs and the timely completion of our required Year 2000 modifications may turn out to be incorrect and any variance from these expectations could cause actual results to differ materially from our above discussion. Factors that could influence risks, amount of future costs and the effective timing of remediation efforts include our success in identifying and correcting potential Year 2000 issues and the ability of third parties to address their Year 2000 issues. The discussion above is a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998, however, compliance with this act does not preclude any claims against us that arise under the federal securities laws.

                                    BUSINESS

         StupidPC designs, assembles and sells affordably-priced customized personal computer systems. We also provide a broad range of related services, including installation, consulting, training, networking and customer support. The retail price of most of our computer systems does not exceed $900 and includes one hour of in-home computer installation and training conducted by a StupidPC sales technician. Our primary target market consists of cost-conscious, first time and/or "computer-phobic" personal computer purchasers who may be intimidated by the high-cost and multitude of computer products and services currently available. We market our products and services from two retail locations in the Atlanta area. In addition, we recently began offering consumers an e-commerce Internet-based method for ordering and paying for our products and services through our web site at www.stupidpc.com.


CORPORATE HISTORY

         StupidPC was incorporated in June 1997 in the State of Georgia. In December 1998, we participated in a recapitalization through the reverse merger described below with World Net Holdings, Inc., formerly known as Handyphone, Inc.

         Handyphone, Inc., was incorporated under the laws of the State of Florida in May 1996. Handyphone was in the business of providing an informational service link between handicapped and other impaired people in various service, medical, and transportation professionals. On July 11, 1997, Handyphone changed its name to World Net Holdings, Inc.

         In September 1997, Home Alert Security Corporation of Georgia agreed to sell all of its assets to World Net in return for shares of World Net stock. Home Alert Security Corporation of Georgia was in the business of engaging in home automation and security alarm monitoring.

         In November 1998, World Net sold the assets of Home Alert Security Systems to Donald H. Sigler. Later in November 1998, StupidPC and World Net entered into a share exchange agreement whereby World Net issued shares of its common stock to all the shareholders of StupidPC in exchange for all the issued and outstanding stock of StupidPC.

         In December 1998, World Net merged itself into its wholly owned subsidiary, StupidPC. StupidPC issued sufficient shares to effect a one-for-one share exchange for shares of World Net.


INDUSTRY BACKGROUND

         The Personal Computer Industry. During the last decade, the personal computer industry has grown rapidly as increased functionality combined with lower pricing have made personal computers valuable and affordable tools for business and personal use. Recent advances in technology, including the development of high-speed CD-ROM drives, high-speed data transmission hardware, multimedia, graphics and animation, have increased the potential market dramatically. This trend has been further augmented by the introduction of faster microprocessors and the introduction of high performance chips, new caching techniques and low power consumption features. In addition, many older machines are no longer adequate to deal with state-of-the-art software, and many existing computer owners will be upgrading their equipment over the next few years. We believe that a significant portion of the currently installed computer user base consists of older 486 and lower version personal computers and that as much as half of sales over the next five years will be replacements of existing equipment. We believe that the growth in the personal computer industry will continue for the foreseeable future.

         Growth of the Internet and Business-to-Consumer e-Commerce. The Internet has emerged as the fastest growing communication medium in history and is dramatically changing how businesses and individuals communicate and share information. International Data Corporation, a leading technology/Internet industry research organization, estimates that over the next four years the number of Internet users worldwide will grow at a compound annual rate of 34.8%, reaching 320 million in 2002 from 97 million in 1998. The widespread acceptance of the Internet as a business communication platform has created opportunities for business-to-business electronic commerce that enables organizations to streamline processes, lower costs and improve productivity.

         We believe that the potential economic benefits of the Internet have driven and should continue to drive the growth in online commerce, including business-to-consumer or person-to-person electronic commerce. According to Forrester Research, U.S. consumers will spend $184 billion online by 2004, an increase from $20 billion in 1999.

STRATEGY

         As part of our operating strategy, we will endeavor the following:


         Expansion of Inventory and Products. We intend to expand our inventory in an amount sufficient to keep pace with our expected sales volume. We believe that increased purchases of certain products will permit us to realize economies of scale as a result of more favorable pricing. We continually evaluate new products in the industry, the demand for our current products, and our overall product mix, and seek to develop distribution relationships with vendors that will enhance our product offerings. With respect to the expansion of inventory and products, we evaluate all possible sources of market informational data to develop opportunities for new products. This information is gathered from trade shows, industry informational magazines, networking, strategic relationships and other sources of information. When possible strategic new products are identified, we evaluate the revenue producing potential of the product and the potential market against cost of production.



         Expansion of Direct Marketing Program Through the Internet. We originally focused our marketing for computer equipment and related products on a traditional retail distribution method in the Atlanta area. With the development of our e-commerce ordering solution, we are committed to moving even greater volumes of product sales, service and support to the Internet through our web site. The use of the Internet to research and purchase our products provides greater convenience and efficiency to our customers. We believe that sales from our website will help us to become one of the lowest cost providers of personal computer systems in the industry. We believe our website gives us broad access to new customers, which will enable us to drive down customer acquisition costs and drive up the revenue yield from the acquisition efforts. By utilizing an e-commerce solution for ordering and purchasing and by automating the fulfillment of our clients' orders, we believe we can achieve significant cost savings and productivity enhancements. We also plan to pursue strategic relationships with other Internet shopping websites to carry our products.



         Expansion of Retail Distribution Channels. We intend to continue to develop our Internet-based distribution channel as well as plan to increase our traditional retail distribution outlets in Atlanta and other southeastern U.S. cities. We recently opened a retail store in Charlotte, North Carolina. We plan to assess the viability of additional retail outlets in Atlanta and elsewhere in the southeastern U.S. as opportunities arise, based on the demand for our products and our ability to purchase inventory and publicize our brand.


         Establishment of the Company's Brands and Trade Names. We intend to further establish our StupidPC(TM) and other brand and trade names as recognized and reliable brands for personal computer systems. Our marketing efforts to establish brand recognition have included and will continue to involve advertising on the radio, in newspapers, on billboards and through direct marketing mailings.

         Further Enhance Site Functionality. We currently believe that the design of our web site makes the purchase of personal computer systems extremely easy and efficient. However, we intend to further enhance the shopping experience by adding technology driven enhancements that will increase the functionality of our web site and make the user interface more intuitive, efficient and cost-effective.


         We have no current plans to pursue any acquisitions.


PRODUCTS AND SERVICES

         We are totally committed to customer satisfaction and currently provide our products and services based on a high value, low cost price model, with the largest degree of current and future technical customizing possible to the consumer. Only nationally known brand name components are used in assembly. Our personal computers are assembled in a number of different configurations using standard component parts. Customization enables us to accommodate customer computer needs with respect to storage capacity, speed, price, applications, size, configuration and a range of other considerations that can be accommodated in whole or in part by the selection of appropriate components. We believe that delivering custom built computers is the best method for providing solutions that are truly relevant to a customer's needs. This method also allows us to achieve faster inventory turnover and reduced inventory levels. It also assists us to rapidly incorporate new technologies and components into our products. We also recently began a pilot program of offering free Internet access through Cable & Wireless as part of the package in purchasing one of our systems.



         We currently assemble the computer systems at our facility in Norcross, Georgia and as sales volume increases will assemble at independently owned companies capable of following our requirements as to technological advances and price changes rapidly at competitive cost and acceptable profit margins to us. These companies would be required to be responsible for their own risk management and product development and could become candidates for acquisition if they complement our business plans. Our facility currently has a capacity to produce around 2,000 computers a month.


         We offer a full complement of services which are designed to meet our goals of providing a turnkey solution to our customers. The services offered include installation and set up, consulting, training, networking and customer support. Our services begin with a free one hour in-home installation and training session conducted by one of our sales technicians.

PROCUREMENT

         We stock most of the component parts used in the manufacture of our computer systems. We purchase from numerous sources that meet our strict quality and delivery standards. We generally select suppliers based on cost, quality and responsiveness. All of the computer components we purchase are protected by various basic patents owned by others and which are produced by licensed domestic and foreign manufacturers under their own trademarks in the United States or abroad. We do not own any patents or trademarks that protect such components and the cost for research and development of these components are born by the patent holders and the various manufacturers. At this time we are not involved in research and development for new components. The cost of design and development of various computer configurations we use in our marketing efforts are minimal and have no material impact upon the cost of doing business.

         We do not have any long term agreements with our suppliers with respect to the price or supply of components purchased by us. The cost of some components used in the computers, such as central processing units and memory, can fluctuate from week to week or from one day to the next, and for this reason, we try not to stock these items for use over a long period of time. We generally seek to purchase these price sensitive items within about two weeks advance of use. To date, we have not experienced any difficulty in receiving the needed items on connection with the computers are obtained from a number of different sources. We believe that we are not dependent on any single source, as alternative sources are available.

SALES AND MARKETING

         Our products and services are marketed and sold principally through our retail locations in Marietta and Norcross, Georgia, suburbs of Atlanta. Orders received at the retail location are transmitted to our headquarters, where products are ordered or assembled for delivery. Our other method of distribution is through our website. Through our web site, customers and potential customers can access a wide range of information about our products and services, can configure and purchase systems online and can access customer support information. Although we have adopted a "just in time" inventory management system, we have been successful in delivering products ordered by customers in an average of three to seven days. If required, we can have components delivered by overnight delivery, at an additional charge to the customer.

         We market our products and services by advertising on radio stations, in newspapers, on billboards and by direct marketing mailings. Our radio campaigns have proved to be the most effective method of publicizing our brand and products.

QUALITY ASSURANCE AND CUSTOMER SERVICE

         We address quality assurance at all stages of the production process. First, components considered for use in standard systems are tested for compatibility by our technical staff. Second, incoming components receive a physical damage inspection on receipt and again at the start of the production process. A statistical sampling of components in every category is electronically tested prior to assembly. Each complete unit is then functionally tested at the end of the production process to demonstrate that all components are engaged and fully operational.

         Thereafter, each complete unit is "burned-in" for a period of time. This process involves running a test program which sequentially tests each component to verify prescribed operation.

         Through an agreement with Integrated Automation International, Inc. of California, we offer 24-hour a day, seven days a week toll-free telephone support service to our customers. We also offer an on-site service to our customers for a fee.

COMPETITION

         There are many companies selling computers that may be regarded as our competitors. Computers are sold directly by manufacturers such as IBM, Hewlett Packard, Dell, Compaq, Gateway and Apple, by large retail outlets such as Best Buy, Circuit City, Office Depot and Staples, by mail order houses, electronic equipment catalogues and by assemblers and entities like us selling computers under their own names. Many of these companies have substantially greater financial, sales, marketing, technical and other competitive resources than we do. As a result, these competitors may be able to devote greater resources than we can to the sale and service of computer products. Some of these companies, by themselves, have the economic power to control prices and the technical expertise to develop and bring to market improved versions of existing products long before they become available to us. Our market share represents a small percentage of the market. We believe that existing competitors are likely to expand their product and service offerings and that new competitors are likely to enter the market and attempt to integrate electronic commerce and other services, resulting in greater competition for us. Such competition could seriously harm our business, financial condition and results of operations.


INTELLECTUAL PROPERTY RIGHTS

         We seek to protect its proprietary rights by obtaining nondisclosure and confidentiality agreements from our employees and consultants. We protect our intellectual property through cease and desist letters to potential infringers. We have trademark registrations for "StupidPC" and a pending application for "StudentPC." None of our principal products enjoys patent protection.


EMPLOYEES


         We employ 16 persons full-time, consisting of four persons at the corporate level, four in the actual production of computers, three persons in computer sales, three in administration, and three delivery drivers. We also employ five part-time delivery drivers.



FACILITIES

         We currently occupy under a lease which expires on October 31, 2002, approximately 12,000 square feet in an office/warehouse building in which we use for manufacturing computers and as our corporate headquarters. This lease provides for an annual rent of $51,000 the first year, $58,704 the second year and $60,468 the third. We also lease an aggregate of 1,000 square feet in Marietta, Georgia for our second retail location. The lease for this space, which ends on December 31, 2000, provides for an annual rent of approximately $12,000.



GOVERNMENT REGULATION

         Few laws or regulations currently are directly applicable to access to or commerce on the Internet and we are not subject to direct government regulation, other than regulations applicable to businesses generally. The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet. A number of legislative and regulatory proposals relating to Internet commerce are under consideration by federal, state, local and foreign proposals relating to Internet commerce are under consideration by federal, state, local and foreign governments and, as a result, a number of laws or regulations may be adopted with respect to Internet user privacy, taxation, pricing, quality of products and services and intellectual property ownership. There is also uncertainty as to how existing laws will be applied to the Internet in areas such as state and local sales tax, property ownership, copyright, trademark, trade secret, obscenity and defamation.



LEGAL PROCEEDINGS

         From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.

         Gary German v. StupidPC, Inc., Superior Court of Gwinnett County Civil Action File No. 99-A-5697-4. Gary German was one of our co-founders, and is a former officer, director and shareholder. Mr. German also entered into a stock option agreement with us, entitling him to exercise an additional 750,000 shares of our stock under certain conditions. Later, pursuant to a Stock Repurchase Contract dated April 10, 1998, we repurchased 2,280,000 shares of our stock from him for $6,000 and Mr. German resigned his position as our Chief Executive Officer. After the repurchase, Mr. German still held 270,000 shares and remained on our board of directors until his removal in May 1998.

         The dispute concerns whether Mr. German is still entitled to exercise 750,000 stock options that were available to him in the stock option agreement. Paragraph 6 of the stock option agreement provides that Mr. German's options shall terminate once he ceases his continuous status (as defined).

         Mr. German filed suit seeking to recover the options, $6.5 million and attorneys' fees. We answered and filed a counterclaim, alleging independent claims against Mr. German for misappropriation of our assets, conversion, breach of fiduciary duty and injury to our name and business reputation. We seek to recover damages based on these claims as well as attorneys' fees. At this point we are unable to conclude that an unfavorable result is either probable or remote.

         We are not a party to any other material legal proceedings.

                                   MANAGEMENT

         The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus.

NAME                                         AGE   POSITION
----                                         ---   --------
Stephen B. Brannon......................     38    President, Chief Executive Officer and Director


         Stephen B. Brannon, one of our founders, has since June 1997 served as our President and Chief Executive Officer. From August 1995 until December 1997, he served as the President of 3rd Wave Technologies, Inc., a regional computer distribution company. From May 1993 to August 1995, he was the Director of Sales and Marketing for Krowten Distribution. From August 1991 to April 1993, he was the Vice President Sales and Marketing for Computrak Distributors. From January 1985 to May 1991, he served as the Area Sales Manager for Americom Distributors. From January 1984 to December 1984, he was the Systems Support Manager for American Micro Distributors.

         Other than Mr. Brannon, we have no other executive officers or directors. Our directors serve one-year terms until elections are held at each annual meeting of shareholders. Our board of directors elects executive officers on an annual basis. Executive officers hold their offices until the next annual meeting of shareholders or until their successors are duly elected and qualified. There are no family relationships among any of our executive officers or directors.

COMMITTEES OF THE BOARD OF DIRECTORS

         There are currently no committees of our board of directors.

EXECUTIVE COMPENSATION


         The following table provides all compensation awarded to, earned by or paid for services rendered to us in all capacities during the fiscal year ended December 31, 1998 by our Chief Executive Officer, Stephen B. Brannon. We did not grant Mr. Brannon any options in 1998. For more information regarding options owned by Mr. Brannon, see footnote number 1 in "Principal and Selling Shareholders."


                           SUMMARY COMPENSATION TABLE



                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                       ANNUAL COMPENSATION             ------------
                                               ------------------------------------      SECURITIES
NAME AND PRINCIPAL POSITION                                            OTHER ANNUAL      UNDERLYING         ALL OTHER
---------------------------                     SALARY      BONUS      COMPENSATION      OPTIONS(#)        COMPENSATION
                                               --------   ---------    ------------    -------------       ------------
Stephen B. Brannon ......................      $50,000       --             --           2,303,080              --
    President and Chief Executive Officer

EMPLOYMENT AGREEMENTS

         Mr. Brannon does not have an employment agreement with us.

DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION

         Our articles of incorporation provide that no director shall be personally liable to us or any of our shareholders for any breach of the duties as a director, except in cases of:

         - appropriations of business opportunities in violation of such director's duties;
         -        knowing or intentional misconduct or violation of law;
         - liability for approving illegal or improper distributions under the Georgia Code or our articles; and
         - liability for any transaction in which a director receives an improper personal benefit.

         In addition, our articles provide that if the Georgia Business Corporation Code is ever amended to allow for greater elimination of liability of directors than presently permitted, the directors will be relieved from liabilities to the fullest extent provided by the Georgia Code, as amended. No further action by the board of directors or shareholders is required, unless the Georgia Code provides otherwise.

         We have entered into indemnification agreements with our sole director and officer that provides him with similar rights to indemnification and contribution.

                       PRINCIPAL AND SELLING SHAREHOLDERS

         As of November 1, 1999, there were approximately 50 record holders of our common stock. The following table sets forth information on the beneficial ownership of our outstanding common stock as of the date of this prospectus by:

         - each shareholder known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;
         -        our sole director and executive officer; and
         -        our directors and executive officers as a group.




         Except as indicated, each shareholder's address is in care of StupidPC at 3010-E Business Park Drive, Norcross, Georgia 30071 The right to acquire column in the table reflects all shares of common stock that each shareholder has the right to acquire through the exercise of options or warrants within 60 days of the date of this prospectus. Under SEC rules, options or warrants in the right to acquire column are deemed to be outstanding and to be beneficially owned by the shareholder holding the options or warrants when computing the percentage ownership of that shareholder, but are not treated as outstanding for the purpose of computing the percentage ownership of any other shareholder. Except for a shareholder who has options disclosed in the Right to Acquire column, calculated based on 6,975,011 shares of common stock outstanding and assumes that all debentures will be converted at a conversion price of $1.07, which would have been the conversion price on December 20, 1999.



                                                  NUMBER OF                                      PERCENTAGE
NAME OF BENEFICIAL OWNER                         SHARES OWNED      RIGHT TO ACQUIRE          BENEFICIALLY OWNED
---------------------------                      ------------      ----------------      ---------------------------
Stephen B. Brannon..........................       3,280,524           2,303,080(1)                    60.2%

Donald H. Sigler(2).........................         848,521                  --                       12.2

Gary L. German(3)...........................         268,017             190,880(4)                     6.4

Amro International, S.A.(5).................         610,747                  --                        8.8

All directors and executive officers
as a group (1 person).......................       3,280,524           2,303,080                       60.2%


---------------------------


(1) Includes (1) options to purchase 1,802,757 shares of common stock from StupidPC that are currently exercisable at $0.20 per share, (2) options to purchase 340,073 shares of common stock from a current shareholder for a one-year period ending on December 14, 1999 at $1.50 per share and (3) options to purchase 160,250 shares of common stock from another shareholder for a one-year period ending on December 14, 1999 at a price ranging from $1.50 to $2.25 per share.

(2) Mr. Sigler's address is 3243 Dunlap Drive, Gainesville, Georgia 30506.

(3) Mr. German's address is 1215 Hopewell Crest, Alpharetta, Georgia 30022.

(4) Represents options that are currently exercisable at $0.20 per share.

(5) The address of the principal business office of the selling securityholder is c/o Ultra Finanz AG, Grossmensterplatz 6, Zurich CH-8022, Switzerland. The natural persons with the voting and dispositive power over these shares are H.U. Bachofen and Michael Klee. Represents shares into which the debentures may be converted, based upon a conversion price of $1.07 per share. Also includes warrants to purchase 60,000 shares that are exercisable at an exercise price of $5.50 per share.

         The following table sets forth

         -    the names of the selling securityholders,
         - the number of shares of common stock beneficially owned by each selling securityholder as of the date of this prospectus,
         -    the number of shares that each may offer, and
         - the number of shares of common stock beneficially owned by each selling securityholder upon completion of the offering, assuming all of the shares offered are sold.

The number of shares sold by each selling securityholder may depend upon a number of factors, including, among other things, the market price of the common stock. None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of computing the percentage of outstanding shares held by each selling securityholder, any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise stated, calculated based upon 6,975,011 shares of common stock outstanding, and assumes that all debentures will be converted at a conversion price of $1.07, which would have been the conversion price on December 20, 1999.


                                            SHARES OF                  SHARES OF               SHARES OF
                                           COMMON STOCK               COMMON STOCK            COMMON STOCK
                                        BENEFICIALLY OWNED           OFFERED IN THE         BENEFICIALLY OWNED
                                         BEFORE OFFERING                OFFERING              AFTER CLOSING
                                        ------------------           --------------         ------------------
NAME OF SELLING
SECURITYHOLDER                       NUMBER        PERCENT(2)            NUMBER            NUMBER        PERCENT
--------------                       ------        ----------            ------            ------        -------
AMRO International, S.A.           610,747(1)         8.8%                  610,747            0             --

Esquire Trade & Finance, Inc.      258,684(1)         3.7%                  258,684            0             --

Austinvest Anstalt Balzers         258,684(1)         3.7%                  258,684            0             --

Minerva Asset Management, Ltd.      51,728(1)           *                    51,728            0             --

Scott Financial, Ltd.               51,728(1)           *                    51,728            0             --

Vincent Sbarra                      20,000(2)           *                    20,000            0             --

Andrew S. Reckles                   40,000(2)           *                    40,000            0             --

Paul T. Mannion, Jr.                85,871(2)         1.2%                   85,871            0             --

Max Kozlowsky                       17,339              *                    17,339            0             --

RBB Bank                            35,000              *                    35,000            0             --

Keith Fetter                        17,500              *                    17,500            0             --

---------------------------
* Represents less than 1%

(1) Represents the shares into which the debentures may be converted, based upon a conversion price of $1.07 per share. Also includes warrants that are exercisable at an exercise price of $5.50 per share. The debentures are not convertible for any number of shares of common stock in excess of that number which would render a selling securityholder the beneficial owner of more than 9.9% of the then issued and outstanding shares of common stock.

(2) Represents shares that may be acquired upon the exercise of warrants at an exercise price of $5.50 per share. Each selling securityholder is affiliated with First Atlanta Securities, LLC, a registered broker-dealer, who assisted with our sale of the debentures. Messrs. Reckles and Mannion are managing partners of First Atlanta Securities and Mr. Sbarra is a vice president.
Mr. Mannion's shares include 45,871 shares currently owned by him.

         We are registering the shares for resale by the selling securityholders in accordance with registration rights granted to them. We will pay the fees and expenses in connection with this offering, but the selling securityholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares, as well as the fees and expenses of their counsel.

         In addition, we have agreed to indemnify the selling securityholders, underwriters who may be selected by the selling securityholders and certain affiliated parties, against various liabilities, including liabilities under the Securities Act, in connection with the offering. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against various liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us and our directors and officers, as well as any person controlling the company, against various liabilities, including liabilities under the Securities Act. We have been informed that in the opinion of the SEC indemnification for various liabilities under the Securities Act is against public policy and is unenforceable.


                              CERTAIN TRANSACTIONS


         In November 1998, we completed a merger with and into World Net Holdings, Inc. The merger was a reverse acquisition and is accounted for as a recapitalization of StupidPC with StupidPC as the acquirer. In the merger, World Net issued 4,000,000 common shares for all of the outstanding common shares of StupidPC. In addition, the shareholders of StupidPC, Inc. were granted 2,000,000 options to purchase common stock of StupidPC at $0.20 per share. These options vested immediately upon the merger and were granted to shareholders in proportion to their original ownership in StupidPC. The options expire in November 2003.

         Bart Brannon, our sole officer and director and principal shareholder, received 3,280,524 shares and 1,802,757 options from the merger. Other principal shareholders who received shares were Donald H. Sigler, who received 848,521 shares, and Gary L. German, who received 268,017 shares. In December 1998,
World Net merged itself into its wholly-owned subsidiary, StupidPC, as part of a one-for-one share exchange.

         StupidPC was incorporated in May 1997 and commenced operations in September 1997. The promoters of StupidPC were Bart Brannon and Gary L. German. At the time of incorporation, Mr. German was our Chief Executive Officer and a director and Mr. Brannon was our President, Secretary and a Director. Each of these individuals received 2,550,000 shares of StupidPC common stock upon our incorporation. Other than salary and benefits paid to these individuals and the shares disclosed above, none of these individuals has received or will receive anything else of value directly or indirectly from StupidPC. StupidPC has also received a verbal representation from Mr. Sigler that neither he nor John Giardina, the promoters of World Net, received anything of value directly or indirectly from World Net other than salary and benefits.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

         Our authorized capital stock consists of 95,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of the date of this prospectus, 5,853,516 shares of common stock were outstanding, excluding 440,735 shares held in escrow pending the outcome of certain litigation, held of record by approximately 50 shareholders, and no shares of preferred stock were outstanding. See "Business - Legal Proceedings" and note G to the financial statements.

COMMON STOCK

         The holders of common stock are entitled to one vote for each share held of record for matters on which they are entitled to vote. There are no sinking fund provisions or any cumulative voting, preemptive, redemption or conversion rights applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of any shares of the Series A preferred stock and of any other series of preferred stock that our board of directors may designate from time to time in the future. Subject to the preference rights of the holders of any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends and other distributions, if any, as the board of directors may declare out of funds legally available for that purpose. Subject to the rights of the holders of any outstanding shares of preferred stock, on the liquidation, dissolution or winding up of StupidPC, holders of common stock are entitled to share ratably in all assets of StupidPC after the payment of its debts and other liabilities, subject to the rights of holders of preferred stock. The outstanding shares of common stock are fully paid and non-assessable.

PREFERRED STOCK

         Our board of directors has the authority under our articles of incorporation, without the approval of or any action by the shareholders, to issue up to 5,000,000 shares of preferred stock in such series and with such preferences, powers, limitations and relative rights as the board of directors may determine from time to time. The terms of the voting, conversion, dividend, liquidation, preemptive and redemption rights and preferences, and other qualifications, powers and privileges conferred upon the holders of any preferred stock, may be more favorable than those granted to holders of common stock. The designation of any preferred stock with greater rights, privileges and preferences than those applicable to the common stock may adversely affect the voting power, market price and other rights and privileges of the common stock, and may hinder or delay the removal of directors, attempted tender offers, proxy contests or takeovers, or other attempts to change control of StupidPC, some or all of which the holders of common stock may desire.

8% CONVERTIBLE DEBENTURES

         In July 1999 we sold $1.2 million of our 8% convertible debentures to five of the selling securityholders. These debentures carry an interest rate of 8% per year and are due on June 30, 2001. Interest is payable at our option in cash or in shares of our common stock.

         At any time, the selling securityholders may convert the debentures into shares of our common stock. The conversion price is equal to the lesser of 80% of the market price of our common stock on the conversion date or $6.25. The market price is determined by taking the average of the three lowest closing bid prices of our common stock during the 10 trading day period ending on the day prior to the date of determination. In the event that the conversion price is less than $2.00 per share, we have the option to give the holder wishing to convert either cash, shares or a combination of the two. We are subject to certain cash penalties in the event that we delay the issuance of a stock certificate beyond four days of the date of notice of the conversion. In addition, if we refuse or reject a notice of conversion or we are prevented from honoring a conversion notice under certain circumstances by a court, we are required to redeem the debentures for 130% of the outstanding principal amount, including all accrued and unpaid interest.


         The debentures provide for a conversion price that equals the lesser of $6.25 or 80% of the market price, which is determined by taking the average of the three lowest closing bid prices of our common stock during the 10 trading day period ending of the day prior to the day of determination. On December 20, 1999, the conversion price would have been $1.07 per share. On December 20, 1999, the last closing sale price of our common stock was $1.88 per share. The table below sets forth the number of shares and the percentages of our common stock that the holders of the debentures would own if they elect to convert the entire $1.2 million of debentures. The table assumes a conversion price of $1.07 per share and then prices of $0.80, $0.54 and $0.27, which prices represent a 25%, 50% and 75% decline, respectively, in the conversion price from the current conversion price of $1.07. The percentages are based on 5,853,516 shares of our common stock outstanding on the date of this prospectus.



-------------------------------------------------------------------------------------------------------------
                                                                                        PERCENTAGE OF
   PERCENTAGE DECLINE IN     ASSUMED CONVERSION PRICE    SHARES OF COMMON STOCK    OUTSTANDING COMMON STOCK
     CONVERSION PRICE
-------------------------------------------------------------------------------------------------------------
            --                         $1.07                   1,121,495                    16.1%
-------------------------------------------------------------------------------------------------------------
            25%                        $0.80                   1,500,000                    20.3%
-------------------------------------------------------------------------------------------------------------
            50%                        $0.54                   2,222,222                    27.5%
-------------------------------------------------------------------------------------------------------------
            75%                        $0.27                   4,444,444                    43.1%
-------------------------------------------------------------------------------------------------------------



         As part of the sale of the debentures, certain of the selling securityholders received warrants to purchase up 220,000 shares of our common stock. The exercise price of these warrants is $5.50 per share. The warrants are immediately exercisable and expire on July 30, 2002.


CERTAIN PROVISIONS OF OUR BYLAWS AND GEORGIA LAW

         Number, Term and Removal of Directors. Our bylaws provide that the number of directors is set by resolution of the board of directors in accordance with our bylaws. Currently, we have one director. Upon a vacancy created in the board of directors, a successor or new director may be appointed by the affirmative vote of a majority of the directors then in office.

         Special Shareholder Meetings. Our bylaws provide that special meetings of shareholders or a class or series of shareholders may be called at any time by the board of directors, the chairman of the board or our chief executive officer, and that such meetings shall be called upon the written request of the holders of shares representing at least 25% of the votes entitled to be cast on each issue presented at such meeting.

         Georgia Anti-Takeover Statutes. Some provisions of the Georgia Business Corporation Code may be considered to have anti-takeover effects and may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover that a shareholder may deem to be in his best interest. Those provisions might allow the board of directors to defend against an attempted transaction that might otherwise result in payment of a premium over the market price for shares the shareholder holds.

REGISTRATION RIGHTS

         After an initial public offering of our stock, one holder of options to purchase 50,000 shares of common stock and common stock is entitled to certain piggyback rights concerning the registration of their shares under the Securities Act.

         In this instance, we must notify this holder of our intent to register common stock under the Securities Act and allow him an opportunity to include his shares of common stock in our registration. These registration rights are subject to certain limitations and restrictions, including the right of the underwriters to limit the number of shares offered in a registration if an underwriter determines that the number of shares requested to be registered cannot be underwritten. We are generally required to bear all of the expenses of all registrations under these agreements, except underwriting discounts and commissions. We are also obligated to indemnify the holder whose shares are included in any of our registrations against certain losses and liabilities, including liabilities under the Securities Act and state securities laws.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is Holladay Stock Transfer, Inc., Phoenix, Arizona.

                        SHARES ELIGIBLE FOR FUTURE SALE


         Sales of substantial amounts of common stock in the public market could adversely affect the market price of the common stock and adversely affect our ability to raise capital at times and on terms favorable to us. Of the 6,975,011 shares outstanding as of the date of this prospectus, including shares to be issued on the conversion of the debentures assuming a conversion price of $1.07 per share, and exercise of the warrants granted with such debentures, but excluding 440,735 shares held in escrow pending the outcome of certain litigation, the shares of common stock offered by this prospectus and an additional 513,098 shares of common stock will be freely tradeable without restriction in the public market unless such shares are held by "affiliates." See "Business - Legal Proceeding" and note G to the financial statements. An affiliate of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer.


         The remaining shares of common stock to be outstanding after the offering are "restricted securities" under the Securities Act of 1933 and may be sold in the public market upon the expiration of certain holding periods under Rule 144, subject to the volume, manner of sale and other limitations. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including an affiliate, as that term is defined in the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

         - one percent of the then outstanding shares of our common stock (approximately 58,535 shares immediately following the offering), or
         - (if our common stock trades on the Nasdaq Stock Market or other stock exchange) the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale.

         Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A shareholder who is deemed not to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information requirements.

         We cannot estimate the number of shares that will be sold under Rule 144, since this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. A limited public market for our common stock exists, but we cannot assure you that a significant public market for the common stock will develop or be sustained. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock.

         Any employee or consultant of StupidPC who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and which permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions. In either case, sales may be made under Rule 701 beginning 90 days after the date of this prospectus.

         In addition, some shareholders have registration rights with respect to their shares of common stock and common stock equivalents. See "Description of Capital Stock -- Registration Rights" and "Risk Factors -- We may have substantial sales of our common stock after the offering."

                              PLAN OF DISTRIBUTION

                  The selling securityholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off the Nasdaq over-the-counter bulletin board, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to the following types of transactions:

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

         - face-to-face transactions between sellers and purchasers without a broker-dealer.

         In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resales. The selling securityholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling securityholders also may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling securityholders also may pledge the shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. The selling securityholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting compensation.

         Information as to whether underwriters who may be selected by the selling securityholders, or any other broker-dealer, are acting as principal or agent for the selling securityholders, the compensation to be received by underwriters who may be selected by the selling securityholders, or any broker-dealer, acting as principal or agent for the selling securityholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

         We have advised the selling securityholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.


                                 LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for StupidPC by Red Hot Law Group of Ashley LLC, Atlanta, Georgia.


                                    EXPERTS

         The financial statements included in this prospectus, to the extent and for the periods indicated in their reports, have been audited by Grant Thornton LLP, independent public accountants, as indicated in their reports with respect to the financial statements. These financial statements and the information derived from the report referenced in them are included in this prospectus in reliance upon the authority of Grant Thornton LLP as an expert in giving these kinds of reports.

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. Statements contained in this prospectus about any contract or other document referred to are not necessarily complete, and in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits thereto may be inspected without charge at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of the fees prescribed by the SEC. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements, and registration statements and other information electronically filed with the SEC.

                          INDEX TO FINANCIAL STATEMENTS





REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                       F-2

FINANCIAL STATEMENTS

   BALANCE SHEET                                               F-3

   STATEMENTS OF OPERATIONS                                    F-5

   STATEMENTS OF SHAREHOLDERS' DEFICIT                         F-6

   STATEMENTS OF CASH FLOWS                                    F-7

   NOTES TO FINANCIAL STATEMENTS                               F-9

               Report of Independent Certified Public Accountants





Board of Directors
StupidPC, Inc.

         We have audited the balance sheet of StupidPC, Inc. as of December 31, 1998, and the related statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1998 and the seventeen weeks (from commencement of operations) ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of StupidPC, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1998 and the seventeen weeks ended December 31, 1997, in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements, the Company has experienced net losses of $436,387 and $172,259 for the year ended December 31, 1998 and the seventeen weeks ended December 31, 1997, respectively. Additionally, the Company's current liabilities exceeded its current assets by $516,691 and the Company had a shareholders' deficit of $473,146 at December 31, 1998. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grant Thornton LLP

Atlanta, Georgia
February 19, 1999 (except for Note K,
   as to which the date is July 31, 1999)

                                 StupidPC, Inc.

                                 BALANCE SHEETS



                                     ASSETS


                                                             December 31        September 30,
                                                                1998                1999
                                                             -----------        -------------
                                                                                 (Unaudited)
CURRENT ASSETS
 Cash and short-term investments                              $  72,540          $  338,220
 Trade accounts receivable, less allowance of $5,115            122,616             192,993
 Inventories                                                    213,247             277,071
 Prepaid expenses and other current assets                          840               1,240
                                                              ---------          ----------

    Total current assets                                        409,243             809,524

PROPERTY AND EQUIPMENT - AT COST
 Office furniture and equipment                                  32,878              59,219
 Vehicles                                                        43,002              43,002
                                                              ---------          ----------
                                                                 75,880             102,221
 Less accumulated depreciation                                   (8,835)            (21,222)
                                                              ---------          ----------

    Net property and equipment                                   67,045              80,999
OTHER ASSETS
 Deferred financing costs                                            --             496,064
 Deposits                                                         2,985               3,285
                                                              ---------          ----------


                                                              $ 479,273          $1,389,872
                                                              =========          ==========













The accompanying notes are an integral part of these statements.

                      LIABILITIES AND SHAREHOLDERS' DEFICIT

                                                  December 31,         September 30,
                                                     1998                1999
                                                  -----------          ---------
                                                                      (Unaudited)
CURRENT LIABILITIES
 Current maturities of long term debt              $   6,715           $   7,675
 Notes payable                                            --             100,873
 Trade accounts payable                              723,551             329,720
 Accrued expenses                                    195,668             196,280
                                                   ---------           ---------

     Total current liabilities                       925,934             634,548


COMMITMENTS AND CONTINGENCIES (Note G)                    --                  --

CONVERTIBLE DEBENTURES (Note K)                           --             904,439
LONG-TERM DEBT, net of current maturities             26,485              20,741

SHAREHOLDERS' DEFICIT
 Capital stock (Note J)                              135,500           1,431,859
 Accumulated deficit                                (608,646)         (1,601,715)
                                                   ---------           ---------

       Total shareholders' deficit                  (473,146)           (169,856)
                                                   ---------           ---------

                                                   $ 479,273          $1,389,872
                                                   =========           =========

                                 StupidPC, Inc.

                            STATEMENTS OF OPERATIONS


                                                         Seventeen                      Nine months
                                      Year ended         weeks ended                ended September 30,
                                     December 31,        December 31,        -------------------------------
                                         1998                1997                1999                 1998
                                     -----------         -----------         -----------         -----------
                                                                                        (Unaudited)
Revenue
 Product sales                       $ 4,034,002         $ 1,441,401          $2,727,455         $ 2,870,987
                                     -----------         -----------         -----------         -----------

Costs and expenses
 Cost of product sales                 3,623,688           1,359,858           2,253,134           2,570,613
 Selling, general and
  administrative                         841,169             253,939           1,093,828             613,536
                                     -----------         -----------         -----------         -----------
                                       4,464,857           1,613,797           3,346,962           3,184,149
                                     -----------         -----------         -----------         -----------

Loss from Operations                    (430,855)           (172,396)           (619,507)           (313,165)

Other income (expense)
 Interest and financing costs             (6,293)                 --            (375,394)               (232)
 Other                                       761                 137               1,832                  --
                                     -----------         -----------         -----------         -----------

     Net loss before
       income taxes                     (436,387)           (172,259)           (993,069)           (313,397)

Income tax expense (benefit)                  --                  --                  --                  --
                                     -----------         -----------         -----------         -----------

     Net loss                        $  (436,387)        $  (172,259)        $  (993,069)        $  (313,397)
                                     ===========         ===========         ===========         ===========

Net loss per common share
   Basic                             $     (0.12)        $     (0.05)        $     (0.16)        $     (0.09)
                                     ===========         ===========         ===========         ===========

   Diluted                           $     (0.12)        $     (0.05)        $     (0.16)        $     (0.09)
                                     ===========         ===========         ===========         ===========









The accompanying notes are an integral part of these statements.

                                 StupidPC, Inc.

                       STATEMENTS OF SHAREHOLDERS' DEFICIT

                  For the year ended December 31, 1998 and the
                     seventeen weeks ended December 31, 1997


                                              Number of        Capital        Accumulated
                                                shares          stock           deficit           Total
                                              ---------       ----------      -----------       ----------
Balance, September 1, 1997
  (commencement of operations)                3,358,000      $      500      $        --        $      500

Net loss for the year                                --              --         (172,259)         (172,259)
                                              ---------      ----------      -----------        ----------

Balance, December 31, 1997                    3,358,000             500         (172,259)         (171,759)

Merger with World Net Holdings, Inc.            642,000              --               --                --

Conversion of World Net
  Holdings, Inc. stock on a
  1 for 1 basis                               1,989,250              --               --                --

Issuance of common shares for
  private placement                              75,000         135,000               --           135,000

Net loss for the year                                --              --         (436,387)         (436,387)
                                              ---------      ----------      -----------        ----------

Balance, December 31, 1998                    6,064,250      $  135,500      $  (608,646)       $ (473,146)

Unaudited
---------
Net loss for the nine months
 ended September 30, 1999                            --              --         (993,069)         (993,069)

Issuance of common shares for
 private placement                               90,000         170,000               --           170,000

Issuance of stock to employees                   36,000          87,840               --            87,840

Beneficial conversion feature of
 convertible debentures                              --         300,000               --           300,000

Warrants issued to debenture
 holders and broker                                  --         734,519               --           734,519

Exercise of stock options                        20,000           4,000               --             4,000
                                              ---------      ----------      -----------        ----------

Balance, September 30, 1999 (unaudited)       6,210,250      $1,431,859      $(1,601,715)       $ (169,856)
                                              =========      ==========      ===========        ==========

                                 StupidPC, Inc.

                            STATEMENTS OF CASH FLOWS


                                                                  Seventeen                 Nine months
                                                Year ended       weeks ended            ended September 30,
                                               December 31,      December 31,      -----------------------------
                                                   1998             1997              1999                1998
                                               ------------      ------------      ---------           ---------
                                                                                            (Unaudited)
Cash flows from operating activities:
 Net loss                                       $(436,387)        $(172,259)       $  (993,069)        $(313,397)
 Adjustments to reconcile net loss to
  net cash provided by (used in)
  operating activities:
    Depreciation and amortization                   7,213             4,782            387,781             8,825
    Provision for doubtful accounts
      receivable                                    5,115                --                 --                --
    Loss on trade-in of property
      and equipment                                 2,251                --                 --                --
    Common stock issued to employees                   --                --             87,840                --
    Change in assets and liabilities:
      Accounts receivable                          10,631          (138,362)           (70,377)          (20,728)
      Inventories                                (124,031)          (89,216)           (63,824)         (100,956)
      Prepaid expenses and other
        current assets                               (840)               --               (400)           (7,280)
      Other assets                                   (550)           (2,435)              (300)             (550)
      Trade accounts payable                      216,661           506,890           (393,831)          212,251
      Accrued expenses                            168,012            27,656                611           110,637
                                                ---------         ---------        -----------         ----------
          Net cash (used in) provided by
           operating activities                  (151,925)          137,056         (1,045,569)           61,328
                                                ---------         ---------        -----------         ---------

Cash flows from investing activities:
 Purchase of property and equipment               (56,262)          (25,029)           (26,341)          (24,282)
                                                ---------         ---------        -----------         ----------

          Net cash used in investing
           activities                             (56,262)          (25,029)           (26,341)          (24,282)
                                                ---------         ---------        -----------         ---------

Cash flows from financing activities:
 Proceeds from long-term debt                      33,200            14,000               --                  --
 Repayment of long-term debt                      (14,000)               --             (4,783)           (1,542)
 Proceeds from notes payable                           --                --            100,873                --
 Proceeds from issuance of common
   stock                                          135,000               500            170,000                --
Proceeds from exercise of options                      --                --              4,000                --
Proceeds from convertible debentures                   --                --          1,200,000                --
Financing costs                                        --                --           (132,500)               --
                                                ---------         ---------        -----------         ---------

       Net cash provided by financing
        activities                                154,200            14,500          1,337,590            (1,542)
                                                ---------         ---------        -----------         ---------

                                 StupidPC, Inc.

                                                                 Seventeen                 Nine months
                                             Year ended         weeks ended            ended September 30,
                                            December 31,        December 31,       ----------------------------
                                                1998                1997             1999               1998
                                            ------------        ------------       --------           ---------
                                                                                           (Unaudited)
Net increase (decrease) in cash and
   short-term investments                      (53,987)           126,527           265,680             (87,152)

Cash and short-term investments
   at beginning of year                        126,527                 --            72,540             126,527
                                             ---------           --------          --------           ---------

Cash and short-term investments
   at end of year                            $  72,540           $126,527          $338,220           $  39,375
                                             =========           ========          ========           =========

Supplementary Cash Flow Disclosures
   Interest paid                             $   1,044           $     --          $    898           $     483
   Income taxes paid                         $     840           $     --          $     --           $      --























The accompanying notes are an integral part of these statements.

                                 StupidPC, Inc.

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1998 and 1997


NOTE A - ORGANIZATION AND DESCRIPTION OF BUSINESS

         StupidPC, Inc. was incorporated in Georgia in May, 1997 and commenced operations on September 1, 1997. Effective December 14, 1998, StupidPC, Inc. ("Company") completed a merger with and into World Net Holdings, Inc. The merger is in effect a reverse acquisition and is accounted for as a recapitalization of StupidPC, Inc. with StupidPC, Inc. as the acquirer (see Note D). Effective December 14, 1998, the name of World Net Holdings, Inc. was changed to StupidPC, Inc. with the Certificate of Incorporation being duly amended to reflect the change of name.

         StupidPC, Inc. assembles personal computer systems for consumers and small office users in the Atlanta, Georgia market. The Company also operates computer retail stores predominantly in the Atlanta, Georgia market.


         The interim financial statements as of September 30, 1999 and for the nine months ended September 30, 1999 and 1998, included in the financial statements, have been prepared by the Company without audit. These statements reflect all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted for these interim periods. The Company believes that the interim financial statements and disclosures are adequate to make the information not misleading.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

         1.       Use of Estimates

         In preparing financial statements in conformity with generally accepted accounting principles ("GAAP"), management is required to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

         2.       Revenue Recognition

         Revenue from product sales of computer systems and related hardware is recognized upon shipment.

         3.       Cash and Short-Term Investments

         For purposes of reporting cash flows, cash and short-term investments include cash on hand, cash in banks and short-term investments with original maturities of less than 90 days. The Company had cash in an escrow account of $6,275 held by a third party at December 31, 1998. The escrow account is used to pay professional fees incurred in conjunction with the private placement offering.

                                 StupidPC, Inc.

                           December 31, 1998 and 1997


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

         4.       Inventories

         Inventories are stated at the lower of cost or market. Cost is determined using the average cost method. Inventories consist primarily of spare parts and computer components.

         5.       Property, Equipment, and Depreciation

         Property and equipment are recorded at historical cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on a straight-line basis. Depreciation expense related to property and equipment charged to operations was $7,213 and $4,782 for 1998 and 1997, respectively. Estimated services lives are as follows:

                  Office furniture and equipment                    5 years
                  Vehicles                                          5 years

         6.       Income Taxes

         The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets when it is more likely than not that the asset will not be realized (Note E).


         7.       Advertising

         The Company expenses the cost of advertising as incurred. Advertising expense was approximately $124,000 and $97,000 for the year ended December 31, 1998 and the seventeen weeks ended December 31, 1997, respectively.

                                 StupidPC, Inc.

                           December 31, 1998 and 1997


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

         8.       Loss Per Share

         Basic net loss per common share is based upon the weighted average number of common shares outstanding during the period. Diluted net loss per common share is based upon the weighted average number of common shares outstanding plus dilutive potential common shares, including options and warrants outstanding during the period.

         Although the agreement called for 4,000,000 shares to be issued at the time of the reverse acquisition, the transfer agent is holding 451,458 of these shares in escrow pending the outcome of certain litigation (see Note G). For purposes of loss per share calculations, these shares are considered as issued on the effective date of the reverse acquisition.

         9.       Fair Value of Financial Instruments

         The Company's financial instruments include cash and cash equivalents and long-term debt. The carrying value of cash and cash equivalents approximates fair value due to the relatively short period to maturity of the instruments. The carrying amount of the Company's long-term debt approximates fair value based on borrowing rates currently available to the Company for borrowings with comparable terms and conditions.


NOTE C - REALIZATION OF ASSETS

         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has sustained a net loss of $436,387 and $172,259 for the year ended December 31, 1998 and the seventeen weeks ended December 31, 1997, respectively. In addition, at December 31, 1998, the Company's current liabilities exceeded its current assets by $516,691 and the Company has used, rather than provided, cash in its operations for the year ended December 31, 1998.

         In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

                                 StupidPC, Inc.

                           December 31, 1998 and 1997



NOTE C - REALIZATION OF ASSETS - Continued

         In response to the matters described in the preceding paragraphs, management is pursuing additional equity financing. Management believes that this additional financing will allow the Company to rigorously pursue its expansion efforts in the upcoming year and that this expansion will strengthen the Company's cash flow position to provide the Company with the ability to continue in existence. On July 31, 1999, the Company received $1,067,500 in proceeds from the issuance of convertible debentures (see Note K).


NOTE D - MERGER

         Effective December 14, 1998, World Net Holdings, Inc. (a shell company), acquired all of the outstanding common stock of StupidPC, Inc. For accounting purposes, the acquisition has been treated as a recapitalization of StupidPC with StupidPC as the acquiror (reverse acquisition). The historical financial statements prior to December 14, 1998 are those of StupidPC. The merger was effected by World Net Holdings, Inc. issuing 4,000,000 common shares for all of the outstanding common shares of StupidPC, Inc. In addition, the shareholders of StupidPC, Inc. were granted 2,000,000 options to purchase common stock of the Company at $0.20 per share. These options vested immediately upon the merger and were granted to shareholders in proportion to their original ownership in StupidPC, Inc. The options expire in November 2003. At the date of the merger, StupidPC, Inc. had 3,358,000 common shares issued and outstanding. StupidPC, Inc. and World Net Holdings, Inc. executed the merger transaction as a reorganization within the meaning of Section 368(a) of the Internal Revenue code of 1986, as amended. StupidPC, Inc. and World Net Holdings, Inc. did not recognize any gain or loss as a result of the merger. Effective December 14, 1998, the name of World Net Holdings, Inc. was changed to StupidPC, Inc. with the Certificate of Incorporation being duly amended to reflect the change of name. Also, for consulting services regarding the merger, the Company issued fifty thousand warrants to purchase the Company's common stock at $3.00 per share. These warrants expire in May 2009.

                                 StupidPC, Inc.

                           December 31, 1998 and 1997



NOTE E - INCOME TAXES

   The Company's temporary differences result in a net deferred income tax asset which is reduced to zero by a related valuation allowance at December 31, 1998 summarized as follows:

       Deferred tax assets:
         Operating loss carryforwards                         $  223,324
         Allowance for doubtful accounts                           1,969
                                                              ----------

           Gross deferred tax asset                              225,293

         Deferred tax asset valuation allowance                 (225,293)
                                                              ----------

           Net deferred tax asset                             $        -
                                                              ==========

   At December 31, 1998 the Company had operating loss carryforwards for income tax purposes of approximately $580,000 available to reduce future taxable income which expires as follows:

       Year                                           Net Operating Loss
       ----                                           ------------------

       2012                                                $   172,000
       2013                                                    408,000

NOTE F - LONG-TERM DEBT



                                                          December 31,     September 30,
                                                              1998             1999
                                                          ------------     -------------
                                                                            (Unaudited)

   Note Payable with a bank, payable in monthly
    installments of $385 with the final payment
    due January 1, 2003. Interest is paid
    monthly at an interest rate of 8.25%. The
    note is collateralized by a vehicle.                   $    15,600      $    13,481

   Note Payable with a bank, payable in monthly
    installments of $433 with the final payment
    due January 1, 2003. Interest is paid monthly
    at an interest rate of 8.25%. The note is
     collateralized by a vehicle.                               17,600           14,935
                                                           -----------      -----------
                                                                33,200           28,416
   Less current portion                                          6,715            7,675
                                                           -----------      -----------
                                                           $    26,485      $    20,741
                                                           ===========      ===========

                                 StupidPC, Inc.

                           December 31, 1998 and 1997


NOTE F - LONG-TERM DEBT - Continued

   Future maturities of long-term debt as of December 31, 1998, are as follows:

        Years ending
        December 31,
        ------------
           1999                                     $ 6,715
           2000                                       7,927
           2001                                       8,606
           2002                                       9,344
           2003                                         608
                                                    -------

                                                    $33,200
                                                    =======

         Notes Payable - Unaudited

         Subsequent to year end, the Company received loans totaling $100,873 at an interest rate of 10%. Principal and accrued interest on these loans is due on June 21, 2000.


NOTE G - COMMITMENTS AND CONTINGENCIES

         Lease Commitments

         The Company leases space and office equipment under noncancelable leases which expire at various dates through December 2001. Approximate minimum lease payments under the leases are as follows: 1999, $37,000; 2000, $4,000; 2001, $3,000.

         Rent expense was approximately $30,000 and $7,000 for the years ended December 31, 1998 and the seventeen weeks ended December 31, 1997, respectively.

         Litigation

         The Company is involved in a lawsuit where the plaintiff is alleging ownership of certain shares of StupidPC, Inc. prior to the merger. The Company's transfer agent is holding these shares in escrow pending the outcome of the lawsuit. Based on the outcome of this lawsuit, all of these shares will be issued, either to the plaintiff in the lawsuit or to the original shareholders of StupidPC, Inc. in proportion to their ownership prior to the merger.

         The Company has also received a claim by a former director to alleged entitlement to the exercise of 750,000 options on common stock at a nominal exercise price. Management of the Company believes it has an adequate defense to this claim, but if it is resolved unfavorably to the Company, it could result in the exercise of these options and the issuance of these shares of common stock.

         The Company is also involved in various claims and legal actions. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

                                 StupidPC, Inc.

                           December 31, 1998 and 1997


NOTE H - PRIVATE PLACEMENT OFFERINGS

         During 1998, the Company entered into an agreement to sell up to 200,000 common shares at $1.80 per share in a private placement offering. At December 31, 1998, 75,000 shares have been sold and the Company has received $135,000 in proceeds. Subsequent to year end an additional 50,000 of common shares were sold at $1.80 resulting in net proceeds of $90,000. Also subsequent to year end, an additional 40,000 common shares were sold at $2.00 resulting in additional proceeds of $80,000.


NOTE I - NET LOSS PER SHARE

         Loss per common share was computed as follows:


                                                                       Seventeen                  Nine months
                                                  Year ended         weeks ended              ended September 30,
                                                  December 31,       December 31,       -------------------------------
                                                     1998               1997                1999               1998
                                                  ------------       ------------       ----------         ------------
                                                                                                     (Unaudited)
         Numerator for basic and diluted
           loss per share - net loss              $ (436,387)        $ (172,259)         $ (993,069)         $ (313,397)
                                                  ==========         ==========          ==========          ==========

         Denominator for basic loss per
           share - weighted average shares         3,756,273          3,358,000           6,144,726           3,358,000
         Effect of dilutive stock options
           and warrants                                   --                 --                  --                  --
                                                  ----------         ----------          ----------          ----------

         Denominator for diluted loss per
           share - adjusted weighted
           average shares                          3,756,273          3,358,000           6,144,726           3,358,000
                                                  ==========         ==========          ==========          ==========

         Basic loss per share                     $    (0.12)        $    (0.05)         $    (0.16)         $    (0.09)
                                                  ==========         ==========          ==========          ==========

         Diluted loss per share                   $    (0.12)        $    (0.05)         $    (0.16)         $    (0.09)
                                                  ==========         ==========          ==========          ==========

                                 StupidPC, Inc.

                           December 31, 1998 and 1997


NOTE J - CAPITAL STOCK

         At December 31, 1998 and June 30, 1999, the Company has the following classes of capital stock:

            Common stock - authorized 30,000,000 shares of no par value with 6,064,250 and 6,190,250 shares issued and outstanding on December 31, 1998 and June 30, 1999, respectively.

            Class B common stock - authorized 10,000,000 shares of no par value with no shares issued and outstanding.

            Class C common stock - authorized 20,000,000 shares of no par value with no shares issued and outstanding.

            Preferred stock - authorized 20,100,000 shares of no par value with no shares issued and outstanding.


         Unaudited - Subsequent to year end, the Company issued 36,000 common shares to certain key employees. Compensation expense in the amount of $87,840 was recorded for the nine months ended September 30, 1999 related to this issuance. Also, shareholders exercised options to purchase 20,000 shares at $0.20 per share resulting in $4,000 of proceeds to the Company.


NOTE K - SUBSEQUENT EVENTS

         CONVERTIBLE DEBENTURES

         On July 31, 1999, the Company issued $1,200,000 of 8% Convertible Debentures due June 30, 2001 (the "Debentures"), the proceeds of which are being utilized for working capital purposes. Proceeds were $1,200,000, less debt issuance costs of $132,500. In addition, the company issued 120,000 common stock purchase warrants to the holders of the Debentures and 100,000 purchase warrants to a broker of the debenture transaction. The warrants, which expire on July 30, 2002, entitle the holder to purchase one common share of the common stock of the company at the price of $5.50. The Debentures are convertible into shares of common stock of the Company at the lesser of (i) $6.25 per share or (ii) 80% of the market price of the common stock at the conversion date.


         In connection with the issuance of the convertible debentures, $300,000 of the debt issuance proceeds was allocated to capital stock to recognize the beneficial conversion feature of the debentures. This debt discount was recorded as financing costs on July 31, 1999 based on the convertible debentures being immediately convertible at the option of the holder.

         In connection with the issuance of 120,000 stock purchase warrants to debenture holders, the Company valued the warrants in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, and allocated $323,710 of the proceeds to Capital Stock in accordance with APB 14, Accounting for Convertible Debt issued with Stock Purchase Warrants. This warrant value will be amortized to interest expense over the stated term of the debt which is 23 months. The 100,000 warrants issued to a broker of the debenture transaction were valued at $410,809 using the Black Sholes option pricing model. This value was recorded as deferred financing costs.

         The related deferred financing costs is included as "Other Assets" in the Company's balance sheet and will be amortized over the stated term of the debt, which is 23 months.


         CAPITAL STRUCTURE (UNAUDITED)

         In September 1999, the Company's shareholders approved amendments to the Articles of Incorporation modifying the Company's capital structure increasing the number of authorized common stock to 95,000,000 and decreasing the authorized number of preferred stock to 5,000,000. In addition, the amendments eliminated the Class B and Class C common stock.

                                 STUPIDPC, INC.
                                1,535,710 Shares
                                  Common Stock












     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Shares of common stock may only be sold in jurisdictions where offers and sales are permitted.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that a corporation cannot eliminate or limit the liability of a director for:

         - an appropriation, in violation of his duties, of any business opportunity of the corporation;
         - acts or omissions which involve intentional misconduct or a knowing violation of law;
         -        unlawful corporate distributions; or
         - any transaction from which the director received an improper personal benefit.

         This provision relates only to breaches of duty by directors in their capacity as directors, and not in any other corporate capacity, such as officers. It limits liability only for breaches of fiduciary duties under the Georgia Code, and not for violation of other laws, such as the federal securities laws. Our articles of incorporation exonerate our directors from monetary liability to the extent described above.

         In addition to the rights provided by law, our bylaws provide broad indemnification rights to our directors and the officers, employees and agents as the directors may select, with respect to various civil and criminal liabilities and losses that may be incurred by the director, officer, agent or employee in any pending or threatened litigation or other proceedings. This indemnification does not apply in the same situations described above with respect to the exculpation from liability of our directors. We are also obligated to reimburse such directors and other parties for expenses, including legal fees, court costs and expert witness fees, incurred by those persons in defending against any of these liabilities and losses, as long as the person in good faith believes that he or she acted in accordance with the applicable standard of conduct with respect to the underlying accusations giving rise to such liabilities or losses and agrees to repay to us any advances made under the bylaws. Any amendment or other modification to the bylaws which limits or otherwise adversely affects the rights to indemnification currently provided in the bylaws shall apply only to proceedings based upon actions and events occurring after such amendment and delivery of notice of it to the indemnified parties.

         We believe that the above protections are necessary to attract and retain qualified persons as directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, the SEC has advised us that in its opinion such indemnification provisions described is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether our indemnification is against public policy as expressed in the Securities
Act, and we will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with the offering described in the registration statement. All amounts are estimates except the SEC registration fee, the NASD fees and the Nasdaq listing fees:



SEC registration fee ............    $     2,076.03
Printing and engraving expenses..          2,000.00
Legal fees and expenses .........         75,000.00
Accounting fees and expenses ....         25,000.00
Transfer agent fees .............          2,500.00
Miscellaneous expenses ..........          1,000.00
                                     --------------
      Total .....................    $   107,576.03
                                     ==============



ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         From November 1997 to February 1998, StupidPC sold 9,000 shares of common stock at $2.50 per share to four investors for a total amount of $22,500. We sold these shares in reliance on Regulation D, Rule 504 of the Securities Act.

         In October 1998, World Net sold 75,000 shares of common stock at $1.80 per share for a total of $135,000. World Net Holdings sold these shares in reliance on Regulation D, Rule 504 of the Securities Act.


         In November 1998, shareholders of StupidPC were issued 3,559,265 shares of common stock as part of the share exchange with World Net Holdings. The remaining 440,735 shares were held in escrow pending certain litigation. We issued these securities in reliance on Section 4(2) of the Securities Act to persons who were either accredited investors or sophisticated purchasers. These persons were given the opportunity to speak with our executive officers and ask questions about our business and plans. No placement agent was engaged and no commissions were paid. No general solicitation or advertising was utilized for this offering.



         In January and February 1999, StupidPC sold 90,000 shares of common stock for aggregate consideration of $170,000 to 10 investors. We sold these shares in reliance on Regulation D, Rule 504 of the Securities Act. A Form D covering this transaction was filed in December 1999.



         In March 1999, StupidPC granted 36,000 shares of common stock to eight employees. We issued these shares in reliance on Section 4(2) of the Securities Act to investors who were either accredited investors or sophisticated purchasers. These persons were given the opportunity to speak with our executive officers and ask questions about our business and plans. No placement agent was engaged and no commissions were paid. No general solicitation or advertising was utilized for this offering.



         In July 1999, the StupidPC issued $1,200,000 of 8% convertible debentures due June 30, 2001. In addition, Stupid PC issued an aggregate of 220,000 common stock purchase warrants to the holders of the debentures and to a broker of the debenture transaction. We issued these securities solely to accredited investors in reliance on Regulation D, Rule 506 of the Securities Act. A Form D covering this transaction was filed in September 1999. These persons were given the opportunity to speak with our executive officers and ask questions about our business and plans. No general solicitation or advertising was utilized for this offering.

only and not with a view to or for the sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients of these securities had adequate access, through their relationships with us, to information about us.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits.



EXHIBIT
NUMBER             DESCRIPTION
------             -----------

    2.1*           Amended Agreement and Plan of Share Exchange, dated November
                   12, 1998, by and between StupidPC, Inc., World Net Holdings,
                   Inc., Bart Brannon, Donald H. Sigler, Herb Harris, River
                   Rapids, Ltd.
                   and PC-U, Inc.
    3.1*           Revised and Restated Articles of Incorporation of StupidPC, Inc.
    3.2*           Revised and Restated Bylaws of StupidPC, Inc.
    4.1*           See Exhibits 3.1 and 3.2 for provisions of the Articles of
                   Incorporation and the Bylaws defining the rights of the
                   holders of common stock of StupidPC, Inc.
    4.2*           Specimen common stock certificate.
    5.1            Opinion of Red Hot Law Group of Ashley LLC.
   10.1*           Convertible Debenture and Warrants Purchase Agreement dated as of July 15, 1998
   10.2*           StupidPC, Inc. Stock Purchase Warrant, dated May 14, 1999, issued to Gerald Sullivan for 50,000 shares of common stock.
   10.3*           Stock Repurchase Contract, dated April 10, 1998, by and
                   between StupidPC, Inc. and Gary L. German.
   10.4*           Stock Option Agreement, dated July 25, 1997, issued to Gary
                   L. German for 750,000 shares of common stock.
   10.5*           Business Lease, dated September 23, 1999, by and between
                   D & B No. 3, LLP and StupidPC, Inc.
   10.6*           Commercial Lease, dated December 28, 1998, between Deborah L.
                   Deavers and StupidPC, Inc.
   10.7*           Maintenance Service Agreement, dated April 9, 1999, by and between
                   Integrated Automation International and StupidPC, Inc.
   23.1            Consent of Red Hot Law Group of Ashley LLC (included as part of Exhibit 5.1)
   23.2            Consent of Grant Thornton LLP.
   24.1*           Power of Attorney (included on signature pages hereto).
   27.1            Financial Data Schedule (for SEC use only).


-----------------
*        Previously filed.

** Confidential treatment has been requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the SEC.
+ The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request, as provided in Item 601(b)(2) of Regulation S-K.

         (b)      Financial Statement Schedules

         Report of Independent Certified Public Accountants on Schedule

         Valuation and Qualifying Accounts Schedule


ITEM 28.  UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of StupidPC pursuant to the foregoing provisions, or otherwise, StupidPC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by StupidPC of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, StupidPC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         StupidPC hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

              (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registrant statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) For determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

         (3) Remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Atlanta, State of Georgia, on this 28th day of December, 1999.


                                       STUPIDPC, INC.


                                       By:  /s/ Stephen B. Brannon
                                          -----------------------------
                                          Stephen B. Brannon
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities listed and on the dates indicated.



Signatures                                     Title                                         Date
----------                                     -----                                         ----

/s/ Stephen B. Brannon                         President, Chief Executive Officer and        December 28, 1999
--------------------------------------------     and Director
Stephen B. Brannon                               (Principal Executive Officer
                                                 and Principal Financial and
                                                 Accounting Officer)

         Report of Independent Certified Public Accountants on Schedule






   Board of Directors
   StupidPC, Inc.



   In connection with our audit of the financial statements of StupidPC, Inc. referred to in our report dated February 19, 1999 (except for Note K, as to which the date is July 31, 1999), which is included in the annual report to security holders and incorporated by reference in Part II of this form, we have also audited Schedule II for the year ended December 31, 1998 and the seventeen weeks (from commencement of operations) ended December 31, 1997. In our opinion, the schedule presents fairly, in all material respects, the information required to be set forth therein.


   /s/ Grant Thornton LLP

   Atlanta, Georgia
   February 19, 1999

                                 StupidPC, Inc.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                  For the year ended December 31, 1998 and the
                     Seventeen weeks ended December 31, 1997


              Column A                          Column B          Column C          Column D       Column E
---------------------------------------       ------------      ------------       -----------    -----------

                                                Balance at                                        Balance at
                                               beginning of                        Deductions -     end of
            Description                           period          Additions        describe (a)     period
---------------------------------------       -------------     ------------       ------------   -----------
Year ended December 31, 1998
  Allowance for doubtful
     accounts receivable                       $       -         $    5,115        $     -        $    5,115
  Deferred tax asset allowance                 $  66,320         $  158,973        $     -        $  225,293

Seventeen weeks ended December 31, 1997
  Allowance for doubtful
     accounts receivable                       $       -         $        -        $     -        $        -
  Deferred tax asset allowance                 $       -         $   66,320        $     -        $   66,320